UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PALM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No	fee required.

☐ Fee	computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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(5)	Total fee paid:

☐ Fee	paid previously with preliminary materials.

☐ Check	box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PALM, INC.

950 W. Maude Avenue

Sunnyvale, California 94085

(408) 617-7000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 1, 2008

To the Stockholders of Palm, Inc.:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Palm, Inc., a Delaware corporation, will be held on October 1, 2008 at 11:00 a.m., local time, at 950 W. Maude Avenue, Sunnyvale, California 94085, for the following purposes:

1.	To elect to Palm’s board of directors, as Class III directors, the two nominees named in the attached proxy statement to hold office for a three-year term;

2.	To ratify the appointment of Deloitte & Touche LLP as Palm’s independent registered public accounting firm for the fiscal year ending May 29, 2009; and

3.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

These items are described more fully in the proxy statement attached to this notice. Please give your careful attention to all of the information in the proxy statement.

The board of directors of Palm has fixed the close of business on August 4, 2008 as the record date for determining which Palm stockholders of record are entitled to receive notice of, and to vote at, the annual meeting and any adjournment or postponement of the annual meeting. Only holders of record of shares of Palm common stock and Series B Convertible Preferred Stock on the record date are entitled to receive notice of and to vote at the annual meeting or any adjournment or postponement of the annual meeting.

Your vote is important. Even if you plan to attend the annual meeting in person, we request that you vote by submitting your proxy as early as possible by following the instructions on page 3 to ensure that your shares will be represented at the annual meeting if for any reason you are unable to attend. If you do attend the annual meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,

Mary E. Doyle

Secretary

August 14, 2008

Sunnyvale, California

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND PROCEDURAL MATTERS	1
Q: Why am I receiving these materials?	1
Q: What proposals will be voted on at the Annual Meeting?	1
Q: What are the recommendations of the Board of Directors?	1
Q: Who is entitled to vote at the Annual Meeting?	1
Q: How many votes do I have?	2
Q: Why did I receive a notice in the mail regarding the Internet availability of proxy materials this year instead of a paper copy of the proxy materials?	2
Q: What should I do if I receive more than one notice or set of voting materials?	2
Q: What is the difference between holding shares as a stockholder of record and as a beneficial owner?	2
Q: How can I vote my shares in person at the Annual Meeting?	3
Q: How can I vote my shares without attending the Annual Meeting?	3
Q: If I submit my proxy via the Internet, by telephone or by signing a proxy card or voting instruction card, how will it be voted?	4
Q: Can I change or revoke my vote after I return a proxy card or voting instruction card?	4
Q: Can I attend the Annual Meeting?	4
Q: How many votes must be present or represented to conduct business at the Annual Meeting?	4
Q: What is the voting requirement to approve each of the proposals?	5
Q: How are votes counted?	5
Q: What happens if one or more of the director nominees is unable to stand for election?	5
Q: Where can I find the voting results of the Annual Meeting?	5
Q: Who pays for the proxy solicitation process?	6
Q: How do I get an additional copy of the proxy materials?	6
Q: How do I get proxy materials electronically?	6
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF PALM	7
COMPARISON OF STOCKHOLDER RETURN	10
PROPOSAL NO. 1 ELECTION OF TWO CLASS III DIRECTORS	11
CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS	14
Corporate Governance Principles	14
Worldwide Code of Business Conduct and Ethics	14
Compliance and Ethics Hotline	14
Stock Ownership Guidelines for Directors and Executive Officers	15
Independence of the Board of Directors	15
Lead Independent Director	15
Board Committees	15
Audit Committee	16
Compensation Committee	16
Nominating and Governance Committee	17
Attendance at Meetings	17
Consideration of Director Candidates	18
Stockholder Communications with the Board of Directors	18
Director Attendance at the Annual Meeting	19
Section 16(a) Beneficial Ownership Reporting Compliance	19
COMPENSATION OF DIRECTORS	19
Cash Compensation	19
Stock Compensation	19
EXECUTIVE OFFICERS	23
COMPENSATION COMMITTEE REPORT	25

i

ii

THE PALM 2008 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND PROCEDURAL MATTERS

Q:	Why am I receiving these materials?

A:	The board of directors of Palm is making this proxy statement available to you on the Internet or delivering a paper copy of this proxy statement to you by mail in connection with the solicitation of proxies for use at Palm’s 2008 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, October 1, 2008 at 11:00 a.m., Pacific Time, and any adjournment or postponement of the Annual Meeting. The Annual Meeting will be held at Palm’s principal executive offices, located at 950 W. Maude Avenue, Sunnyvale, California 94085, for the purpose of considering and acting on the matters set forth in this proxy statement.

These proxy materials and the accompanying annual report were first made available or mailed on or about August 14, 2008 to all Palm stockholders entitled to vote at the Annual Meeting. Palm’s website is www.palm.com.

Q:	What proposals will be voted on at the Annual Meeting?

A:	Palm stockholders are being asked to vote on two matters at the Annual Meeting:

•

Election of Edward T. Colligan and D. Scott Mercer as Class III directors to serve until Palm’s 2011 Annual Meeting of Stockholders, which proposal can be found beginning on page 11 of this proxy statement; and

•

Ratification of Deloitte & Touche LLP as Palm’s independent registered public accounting firm for the fiscal year ending May 29, 2009, which proposal can be found beginning on page 50 of this proxy statement.

Separately, by virtue of their ownership of the outstanding shares of Palm’s Series B Convertible Preferred Stock (“Series B Preferred Stock”), Elevation Partners, L.P. and its affiliate Elevation Employee Side Fund, LLC (together “Elevation Partners”) are currently entitled to elect two directors (each a “Series B Director”) pursuant to Palm’s Certificate of Designation of the Series B Preferred Stock. Those stockholders who do not own Series B Preferred Stock are not entitled to vote on the Series B Directors. Following their purchase of the Series B Preferred Stock in October 2007 as part of a recapitalization transaction (the “Recapitalization Transaction”), Elevation Partners elected Fred D. Anderson and Roger B. McNamee to Palm’s board of directors. Elevation Partners has indicated its intent to re-elect Mr. Anderson and Mr. McNamee as the Series B Directors at the Annual Meeting. See “Proposal No. 1” on page 11 of this proxy statement.

Q:	What are the recommendations of the board of directors?

A:	Palm’s board of directors recommends a vote:

•	“FOR” the election of each of the nominated directors; and

•	“FOR” the ratification of Deloitte & Touche LLP as Palm’s independent registered public accounting firm for the fiscal year ending May 29, 2009.

Q:	Who is entitled to vote at the Annual Meeting?

A:

Palm’s board of directors set August 4, 2008 as the record date for the Annual Meeting. If you owned Palm common stock at the close of business on August 4, 2008, you may attend and vote at the meeting. As of August 4, 2008, there were 108,597,448 shares of Palm common stock outstanding. If you owned Palm Series B Preferred Stock at the close of business on August 4, 2008, you may attend and vote on all matters other than election of Class III directors at the Annual Meeting. As of August 4, 2008, there were 325,000 shares of Palm Series B Preferred Stock outstanding, which are convertible into 38,235,294 shares of Palm common stock.

Q:	How many votes do I have?

A:	You are entitled to one vote for each share of Palm common stock you owned at the close of business on the record date, provided that those shares are either held directly in your name as the stockholder of record or were held for you as the beneficial owner through a broker, bank or other nominee.

If you hold Series B Preferred Stock, you are entitled to approximately 117.647 votes for each share of Palm Series B Preferred Stock you owned as the stockholder of record at the close of business on the record date. This number is equal to the number of shares of Palm common stock into which each share of Series B Preferred Stock is convertible on the record date.

Q:	Why did I receive a notice in the mail regarding the Internet availability of proxy materials this year instead of a paper copy of the proxy materials?

A:	This year, under rules adopted by the U.S. Securities and Exchange Commission, we are furnishing proxy materials to our stockholders primarily via the Internet. As a result, we are mailing to many of our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials instead of a paper copy of this proxy statement and our 2008 annual report. We believe that this process will conserve natural resources and reduce the costs of printing and distributing our proxy materials. The notice directs stockholders to a website where they can access the proxy materials and view instructions on how to vote online or by telephone. If you would prefer to receive a paper copy of our proxy materials and a proxy card or voting instruction card, please follow the instructions included in the notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive such materials by email unless you direct otherwise.

We may provide some of our stockholders, including stockholders who have previously requested to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of a notice about the Internet availability of the proxy materials.

Q:	What should I do if I receive more than one notice or set of voting materials?

A:	You may receive more than one notice or set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate notice or voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one notice or proxy card. Please vote by telephone or the Internet with respect to each notice that you receive, or complete, sign, date and return each proxy card and voting instruction card that you receive, to ensure that all of your shares are voted at the Annual Meeting. For further information see “Delivery of Documents to Palm Stockholders Sharing an Address” on page 51.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with Palm’s transfer agent, Computershare Investor Services LLC, you are considered the “stockholder of record” with respect to those shares, and the notice or these proxy materials have been sent directly to you by Palm.

Many Palm stockholders hold their shares through a broker, bank or other nominee, rather than directly in their own names. If your shares are held in a brokerage account or by a bank or another nominee, you are considered the “beneficial owner” of those shares held in “street name,” and the notice or these proxy materials have been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	If you are the stockholder of record of shares of Palm common stock or Series B Preferred Stock, you have the right to vote in person at the Annual Meeting with respect to those shares.

If you are the beneficial owner of shares of Palm common stock, you are invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting, unless you obtain a legal proxy from your broker, bank or nominee giving you the right to vote the shares at the Annual Meeting. See “Can I attend the Annual Meeting?” on page 4.

Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy card or voting instructions as described in the next Q&A so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	If you are the stockholder of record, you may instruct the proxy holders how to vote your shares by using the Internet voting site or the toll-free telephone number provided on the website to which the notice directs you or, if you have requested paper copies of the proxy materials, by completing, signing, dating and returning a requested proxy card in the provided, postage pre-paid envelope or by using the Internet voting site or the toll-free telephone number listed on the proxy card. Specific instructions for using the Internet and telephone voting systems are on the website and proxy card (and repeated in the box below). The Internet and telephone voting systems for stockholders of record will be available until 9:00 p.m., Pacific Time, on September 30, 2008 (the day before the Annual Meeting).

If you are the beneficial owner of shares of Palm common stock held in street name, you have the right to direct your broker, bank or nominee on how to vote your shares. Your broker, bank or nominee has provided a notice that directs you to a website with Internet and toll-free telephone voting instructions (repeated in the box below) or, if you have requested paper copies of the proxy materials, enclosed a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares.

VOTE BY INTERNET

Shares Held of Record:

http://www.investorvote.com/palm

Shares Held Through Broker, Bank or Nominee:

http://www.proxyvote.com

24 hours a day/7 days a week

Through 9:00 p.m., Pacific Time, September 30, 2008

INSTRUCTIONS:

1.      Read this Proxy Statement.

2.      Go to the applicable website listed above.

3.      Have your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card in hand (including the control number specified on that notice or card) and follow the instructions.

VOTE BY TELEPHONE

Shares Held of Record:

(800) 652-VOTE (8683)

Shares Held Through Broker, Bank or Nominee:

(800) 454-8683

Toll-free 24 hours a day/7 days a week

Through 9:00 p.m., Pacific Time, September 30, 2008

INSTRUCTIONS:

1.      Read this Proxy Statement.

2.      Call the applicable toll-free number above.

3.      Have your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card in hand (including the control number specified on that notice or card) and follow the instructions.

Stockholders voting via the Internet or telephone should understand that there may be costs associated with Internet or telephone access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

Q:	If I submit my proxy via the Internet, by telephone or by signing a proxy card or voting instruction card, how will it be voted?

A:	Whichever method you select to transmit your instructions, the proxy holders or your broker, bank or nominee will vote your shares in accordance with those instructions.

If you grant a proxy or provide instructions using the Internet or telephone voting systems or return a proxy card or voting instruction card without giving specific voting instructions for a proposal, your shares will be voted as recommended by our board of directors on that proposal. See “What are the recommendations of the Board of Directors?” on page 1.

If you are the beneficial owner of shares held in street name and do not provide instructions using the Internet or telephone voting systems or return the voting instruction card, your broker, bank or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote on routine matters, such as the uncontested election of directors and the ratification of the selection of independent auditors, but do not have discretion to vote on non-routine matters. For this meeting, if you do not provide specific instructions, your broker, bank or other nominee may cast your vote in its discretion for Proposal 1, the election of directors, and for Proposal 2, the ratification of the selection of the independent auditors.

Q:	Can I change or revoke my vote after I return a proxy card or voting instruction card?

A:	If you are the stockholder of record, you may revoke your proxy or change your vote by:

•

delivering to the Corporate Secretary of Palm, prior to your shares being voted at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy card relating to the same shares (such written notice should be hand delivered to Palm’s Corporate Secretary or should be sent so as to be delivered to Palm, Inc., 950 W. Maude Avenue, Sunnyvale, California 94085, Attn: Corporate Secretary);

•	attending the Annual Meeting and voting in person; or

•	making a timely and valid later Internet or telephone vote, as the case may be, if you have previously voted on the Internet or by telephone in connection with the Annual Meeting.

If you are the beneficial owner of shares held in street name, you may change your vote by:

•	submitting new voting instructions to your broker, bank or other nominee in a timely manner; or

•	attending the Annual Meeting and voting in person, if you have obtained a legal proxy from the broker, bank or nominee that holds your shares giving you the right to vote the shares.

Q:	Can I attend the Annual Meeting?

A:	All Palm stockholders as of the record date, August 4, 2008, or their duly appointed proxies, may attend the Annual Meeting. If you are the beneficial owner of Palm shares held in street name, please bring proof of ownership such as a brokerage statement or letter from the broker, bank or other nominee that is the owner of record of the shares.

Q:	How many votes must be present or represented to conduct business at the Annual Meeting?

A:

The presence of a majority of the shares eligible to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Presence is determined by the stockholder entitled to vote the shares being present at the Annual Meeting or having properly submitted a proxy with respect to the shares. In compliance with Delaware General Corporate Law, abstentions and broker “non-votes” will be counted as present and entitled to vote at the Annual Meeting and are thereby included for purposes of determining whether a quorum is present at the Annual Meeting.

A broker “non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank or nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

If sufficient votes to constitute a quorum are not received by the date of the Annual Meeting, the persons named as proxies in this proxy statement may propose one or more adjournments of the meeting to permit further solicitation of proxies. Adjournment would require the affirmative vote of the holders of a majority of the outstanding shares of Palm common stock present in person or represented by proxy at the Annual Meeting. The persons named as proxies in this proxy statement would generally exercise their authority to vote in favor of adjournment.

Q:	What is the voting requirement to approve each of the proposals?

A:	A plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors is required for the election of directors (other than the Series B Directors). Thus, the two nominees for director receiving the highest number of affirmative votes will be elected as members of Palm’s board of directors to serve until Palm’s 2011 Annual Meeting of Stockholders. There is no cumulative voting in the election of directors.

The affirmative vote of a majority of the shares of common stock and Series B Preferred Stock (on an as-converted-to-common-stock basis) present in person or represented by proxy and voting on the matter together as a single class is required to ratify the appointment of Deloitte & Touche LLP as Palm’s independent registered public accounting firm for the fiscal year ending May 29, 2009.

Q:	How are votes counted?

A:	With respect to the election of directors, you may vote “FOR” or “WITHHOLD” on each of the two nominees. “Withhold” votes and broker non-votes will not affect the outcome of the election.

With respect to other proposals, you may vote “FOR,” “AGAINST” or “ABSTAIN” on each proposal. Abstentions are deemed to be votes cast and thereby have the same effect as a vote against the proposal. Broker non-votes are not deemed to be votes cast and thereby do not affect the outcome of the voting on the proposal.

Q:	What happens if one or more of the director nominees is unable to stand for election?

A:	The board of directors may reduce the number of directors in Class III or select a substitute nominee. In the latter case, if you have submitted your proxy via the Internet or by telephone or completed and returned your proxy card or voting instruction card, Edward T. Colligan and Mary E. Doyle, as proxyholders, will have the discretion to vote your shares for the substitute nominee, though they cannot vote for more than two nominees.

Q:	Where can I find the voting results of the Annual Meeting?

A:	An employee of Palm’s transfer agent, Computershare Investor Services LLC, will tabulate the votes and act as the inspector of election. We intend to announce preliminary voting results at the Annual Meeting. We will provide final results in our quarterly report on Form 10-Q for the second quarter of fiscal year 2009. The final results will also be posted on our website under “Investor Relations” at http://investor.palm.com.

Q:	Who pays for the proxy solicitation process?

A:	Palm will bear the cost of soliciting proxies, including the cost of preparing, posting and mailing proxy materials. In addition to soliciting stockholders by mail and through its regular employees, Palm will request brokers, banks and other nominees to solicit their customers who hold shares of Palm common stock in street name. Palm may reimburse such brokers, banks and nominees for their reasonable, out-of-pocket expenses. Palm may also use the services of its officers, directors and employees to solicit proxies, personally or by telephone, mail, facsimile or email, without additional compensation other than reimbursement for reasonable, out-of-pocket expenses.

Q:	How do I get an additional copy of the proxy materials?

A:	If you would like an additional copy of this proxy statement or Palm’s 2008 annual report, these documents are available in digital form for download or review by visiting “SEC Filings” or “Financial Reports” at http://investor.palm.com. Alternatively, we will promptly send a copy to you upon request by mail to Palm, Inc., Attention: Investor Relations, 950 W. Maude Avenue, Sunnyvale, California 94085, or by calling Investor Relations of Palm at (408) 617-7300. Please note, however, that if you want to receive a paper proxy card or voting instruction card or other proxy materials for purposes of the Annual Meeting, you should follow the instructions for obtaining paper copies included in the Notice of Internet Availability of Proxy Materials.

Q:	How do I get proxy materials electronically?

A:	We encourage you to register to receive all future stockholder communications electronically, instead of in print. This means that the annual report, proxy statement and other correspondence will be delivered to you via email. Electronic delivery of stockholder communications helps Palm to conserve natural resources and to save money by reducing printing, postage and service provider costs.

Stockholders of Record: If you vote your shares using the Internet at www.investorvote.com/palm, please follow the prompts for enrolling in the electronic proxy delivery service.

Beneficial Owners: If you vote your shares using the Internet at www.proxyvote.com, please complete the consent form that appears on-screen at the end of the Internet voting procedure to register to receive stockholder communications electronically. Stockholders holding through a bank, broker or other nominee may also refer to information provided by the bank, broker or nominee for instructions regarding how to enroll in electronic delivery.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF PALM

The following table sets forth certain information, as of June 30, 2008, with respect to the beneficial ownership of Palm’s common stock or Palm’s Series B Preferred Stock by: (i) each person who is known to Palm to own beneficially more than 5% of Palm’s common stock or Palm’s Series B Preferred Stock; (ii) each director and director-nominee of Palm; (iii) the Chief Executive Officer, the Chief Financial Officer and each other named executive officer, as defined in Item 402(a)(3) of Regulation S-K, referred to in this proxy statement collectively as the named executive officers; and (iv) all current executive officers and directors of Palm as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the securities. Shares of Palm’s common stock subject to options or performance shares (otherwise known as restricted stock units or RSUs) that are currently exercisable or could be exercisable (or could vest) within 60 days of June 30, 2008 and Series B Preferred Stock on an as-converted-to-common-stock basis are deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of the beneficial owner but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner (1)	Shares of Common Stock Beneficially Owned			Shares of Series B Preferred Stock Beneficially Owned
	Amount (2)		Percent (3)	Amount		Percent
Elevation Partners, L.P. 2800 Sand Hill Road, Ste. 160 Menlo Park, CA 94025	38,235,294	(4)	26.1%	325,000	(5)	100%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	19,601,095	(6)	18.1%
FMR LLC 32 Devonshire St. Boston, MA 02109	16,021,611	(7)	14.8%
Maverick Capital, Ltd. 300 Crescent Court, 18th Floor Dallas, TX 75201	10,452,065	(8)	9.6%
Mark Nelson & Dana Johnson, JTRS 275 Long Ranch Road St. Helena, CA 94574	6,177,816	(9)	5.7%
Dimensional Fund Advisors LP 1299 Ocean Ave. Santa Monica, CA 90401	5,926,561	(10)	5.5%
Fred D. Anderson	38,235,294	(4)	26.1%	325,000	(5)	100%
Andrew J. Brown	560,489	(11)	*
Gordon A. Campbell	90,824	(12)	*
William T. Coleman	40,000	(13)	*
Edward T. Colligan	2,145,578	(14)	1.9%
Donna L. Dubinsky	1,536,890	(15)	1.4%
Michael R. Farese	11,579		*
Robert C. Hagerty	47,001	(16)	*
C. John Hartnett	299,887	(17)	*
Brodie C. Keast	198,420	(18)	*
Roger B. McNamee	38,245,761	(4)(19)	26.1%	325,000	(5)	100%
D. Scott Mercer	72,001	(20)	*
Ronald R. Rhodes	—		*
Jonathan J. Rubinstein	750,000	(21)	*
All current directors and executive officers as a group (19 persons)	44,667,836	(4)(22)	29.5%	325,000	(5)	100%

*	Less than 1%.

(1)	Unless otherwise noted, the address for the beneficial owners listed in this table is c/o Palm, Inc., 950 W. Maude Avenue, Sunnyvale, California 94085.

(2)	To Palm’s knowledge, except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

(3)	Based on 108,448,268 shares of Palm’s common stock issued and outstanding as of June 30, 2008.

(4)	Pursuant to Rule 13d-3 under the Exchange Act, Elevation Partners, L.P. (“Elevation Partners”) may be deemed to beneficially own 38,223,176 shares of Palm’s common stock, which is issuable upon conversion of the Series B Preferred Stock held by Elevation Partners. Pursuant to Rule 13d-3 under the Exchange Act, Elevation Employee Side Fund, LLC (“Side Fund”) may be deemed to beneficially own 12,118 shares of Palm’s common stock, which is issuable upon conversion of the Series B Preferred Stock held by Side Fund.

Each of Mr. Anderson and Mr. McNamee, Palm’s two Series B Directors, as well as each of Marc Bodnick, Paul Hewson, and Bret Pearlman (collectively, the “Managers”) is a manager of Elevation Associates, LLC (“Elevation LLC”), which is the sole general partner of Elevation Associates, L.P. (“Elevation GP”). Elevation GP is the sole general partner of Elevation Partners. Each of the Managers, including Messrs. Anderson and McNamee, is a manager of Elevation Management, LLC (“Elevation Management”), which is the sole managing member of Side Fund. As managers of each of Elevation LLC and Elevation Management, the Managers, including Messrs. Anderson and McNamee, may be deemed to beneficially own any shares of Palm’s common stock deemed to be beneficially owned by Elevation LLC or Elevation Management. Elevation LLC may be deemed to beneficially own any shares of Palm’s common stock deemed to be beneficially owned by Elevation GP, which may be deemed to beneficially own any shares of Palm’s common stock deemed to be beneficially owned by Elevation Partners. Elevation Management may be deemed to beneficially own any shares of Palm’s common stock deemed to be beneficially owned by Side Fund. Each of Messrs. Anderson and McNamee disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in his distributive share therein.

Based on a Schedule 13D filed with the Securities and Exchange Commission on November 5, 2007, Elevation Partners, Elevation GP and Elevation LLC have sole power to dispose and to direct the disposition of and sole power to vote and direct the voting of 38,223,176 shares of Palm’s common stock. Side Fund and Elevation Management have sole power to dispose and to direct the disposition of and sole power to vote and direct the voting of 12,118 shares of Palm’s common stock. Each of the Managers has shared power to dispose and to direct the disposition of and shared power to vote and direct the voting of the 38,235,294 shares of Palm’s common stock held by Elevation Partners and Side Fund.

(5)	Includes 324,897 shares of Series B Preferred Stock held by Elevation Partners and 103 shares of Series B Preferred Stock held by Side Fund. As managers of each of Elevation LLC and Elevation Management, the Managers, including Messrs. Anderson and McNamee, may be deemed to beneficially own any shares of Palm’s Series B Preferred Stock deemed to be beneficially owned by Elevation LLC or Elevation Management. Elevation LLC may be deemed to beneficially own any shares of Palm’s Series B Preferred Stock deemed to be beneficially owned by Elevation GP, which may be deemed to beneficially own any shares of our Series B Preferred Stock deemed to be beneficially owned by Elevation Partners. Elevation Management may be deemed to beneficially own any shares of Palm’s common stock deemed to be beneficially owned by Side Fund. Each of Messrs. Anderson and McNamee disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in his distributive share therein.

(6)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2008, which indicates shared investment and voting power with respect to none of the shares, sole investment power with respect to 19,601,095 shares and sole voting power with respect to 3,744,039 of the shares.

(7)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2008, which indicates shared investment and voting power with respect to none of the shares, sole investment power with respect to 16,021,611 shares and sole voting power with respect to none of the shares.

(8)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008, which indicates shared investment and voting power with respect to none of the shares and sole investment and voting power with respect to 10,452,065 shares.

(9)	Based on a Schedule 13D/A filed with the Securities and Exchange Commission on April 26, 2007, which indicates shared investment and voting power with respect to 6,177,816 shares and sole investment and voting power with respect to none of the shares.

(10)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 6, 2008, which indicates shared investment and voting power with respect to none of the shares and sole investment and voting power with respect to 5,926,561 shares.

(11)	Represents 59,031 shares held by Mr. Brown and his spouse as trustees of the Andy and Pam Brown Family Trust UA 10/30/04 and 501,458 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days of June 30, 2008.

(12)	Includes 88,490 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days of June 30, 2008.

(13)	Represents 40,000 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days of June 30, 2008.

(14)	Includes 215,000 shares of restricted stock subject to certain performance criteria, which are described on page 40, and 1,808,264 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days of June 30, 2008.

(15)	Includes 1,391,724 shares held by Ms. Dubinsky and her spouse as trustees under the Shustek-Dubinsky Family Trust Agreement dated August 1, 2004 and 145,166 shares issuable upon exercise of options currently exercisable or exercisable within 60 days of June 30, 2008.

(16)	Includes 45,667 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days of June 30, 2008.

(17)	Includes 271,567 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days of June 30, 2008.

(18)	Includes 178,125 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days of June 30, 2008.

(19)	Includes 10,467 shares held by Roger B. McNamee and Ann K. McNamee as trustees of the McNamee Trust U/T/A/D 3/27/1996.

(20)	Includes 70,667 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days of June 30, 2008.

(21)	Represents 125,000 RSUs which vest within 60 days of June 30, 2008, assuming achievement of pre-determined Palm common stock closing price targets as described on pages 37 and 41, 125,000 RSUs which vest within 60 days of June 30, 2008, 250,000 shares issuable upon the exercise of options exercisable within 60 days of June 30, 2008, assuming achievement of pre-determined Palm common stock closing price targets as described on pages 37 and 41, and 250,000 shares issuable upon the exercise of options exercisable within 60 days of June 30, 2008.

(22)	Includes 4,555,657 shares issuable upon the vesting of RSUs that vest or could vest or the exercise of options currently exercisable or that could be exercisable within 60 days of June 30, 2008.

COMPARISON OF STOCKHOLDER RETURN

Set forth below is a line graph comparing the total return on Palm’s common stock (as adjusted for the spin-off of PalmSource, Inc. effective as of October 28, 2003, a 100% stock dividend effective as of March 14, 2006 and a $9 per share cash distribution paid on October 24, 2007 in connection with the Recapitalization Transaction) with the cumulative total return of the S&P 500 Index and the S&P 500 Information Technology Index for the period commencing on May 30, 2003 and ending on May 30, 2008.

ASSUMES $100 INVESTED ON MAY 30, 2003 IN PALM COMMON STOCK AND $100 INVESTED ON MAY 30, 2003 IN THE S&P 500 INDEX AND THE S&P 500 INFORMATION TECHNOLOGY INDEX— INCLUDING REINVESTMENT OF ANY DIVIDENDS

	Cumulative Total Return
	May 30, 2003	May 28, 2004	June 3, 2005	June 2, 2006	June 1, 2007	May 30, 2008
Palm, Inc.	$100	$266.34	$345.00	$445.36	$403.71	$313.05
S&P 500 Index	$100	$118.33	$128.56	$141.12	$171.48	$159.40
S&P 500 Information Technology Index	$100	$121.97	$123.42	$125.62	$152.78	$156.43

PROPOSAL NO. 1

ELECTION OF TWO CLASS III DIRECTORS

The number of directors authorized by Palm’s bylaws is currently fixed at nine. Palm’s bylaws provide that the directors shall be divided into three classes, with the classes of directors serving for staggered three-year terms. In addition, holders of the Series B Preferred Stock currently have the right, as a separate class, to elect two of the nine members of the board of directors. Class III currently has two members, whose terms will expire as of the date of the Annual Meeting.

A stockholder may not cast votes for more than two nominees. The two Class III directors to be elected at the Annual Meeting are to be elected to hold office until the 2011 Annual Meeting of Stockholders or until their successors have been appointed or elected and qualified.

Palm’s nominees for election to Class III of the board of directors at the Annual Meeting are Edward T. Colligan and D. Scott Mercer. If a nominee declines to serve or becomes unavailable for any reason (although the board of directors knows of no reason to anticipate that this will occur), the board of directors may designate a substitute nominee or reduce the size of the board. If the board designates a substitute nominee, the persons named as proxies in this proxy statement will vote “for” that substitute nominee.

In addition, by virtue of their ownership of the outstanding shares of Palm’s Series B Preferred Stock, Elevation Partners is entitled to elect two Series B Directors and has indicated its intent to re-elect Fred D. Anderson and Roger B. McNamee as the Series B directors at the Annual Meeting.

Vote Required

If a quorum is present and voting at the Annual Meeting, the two nominees for Class III directors receiving the highest number of affirmative votes will be elected as Class III directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum but have no other effect under Delaware law. For a description of the treatment and effect of abstentions and broker non-votes, see “How are Votes Counted?” under “Questions and Answers about the Annual Meeting and procedural Matters” on page 5 of this proxy statement.

Recommendation of the Board of Directors

The board of directors unanimously recommends that the stockholders vote “FOR” the election of Edward T. Colligan and D. Scott Mercer as Class III directors of the board of directors of Palm.

Nominees and Other Directors

The following is the name and age of each nominee and each director of Palm whose term of office continues after the Annual Meeting, the period during which each has served as a director of Palm and the principal occupation of each during the past five years. Each nominee is currently serving as a director of Palm.

Nominees for Election as Class III Directors Serving for a Term Expiring in 2011

Edward T. Colligan

Age 47

President and Chief Executive Officer, Palm, Inc.

Edward T. Colligan has served as one of our directors since May 2005. Mr. Colligan has served as Chief Executive Officer since May 2005 and as President since June 2004. Mr. Colligan also served as interim Chief Executive Officer from February 2005 to May 2005. From October 2003 until June 2004, he served as Senior Vice President and General Manager of Palm’s Wireless Business Unit. Prior to joining Palm in October 2003, Mr. Colligan was a co-founder and the President from October 2002 to October 2003 and the Chief Operations Officer from July 2001 to October 2003 of Handspring, Inc., a developer and seller of handheld computers and smartphones. From October 1998 through July 2001, he served as Senior Vice President, Marketing and Sales, of Handspring. Mr. Colligan holds a B.A. in political science from the University of Oregon.

D. Scott Mercer

Age 57

Chief Executive Officer, Conexant Systems, Inc.

D. Scott Mercer has served as one of our directors since June 2005. Mr. Mercer has been the Chief Executive Officer of Conexant Systems, Inc., a provider of semiconductor solutions for broadband communications and the digital home, since April 2008. From May 2005 until November 2005, Mr. Mercer served as the interim Chief Executive Officer of Adaptec, Inc., a provider of storage solutions. From February 2004 until December 2004, he served as a Senior Vice President and Advisor to the Chief Executive Officer of Western Digital Corporation, a supplier of disk drives to the personal computer and consumer electronics industries. Prior to that Mr. Mercer was a Senior Vice President and the Chief Financial Officer, from October 2001 to January 2004, of Western Digital Corporation. Mr. Mercer is also a director of Adaptec, Inc., Conexant Systems, Inc., Polycom, Inc. and SMART Modular Technologies (WWH), Inc. Mr. Mercer holds a B.S. in accounting from California Polytechnic University, Pomona.

Incumbent Class I Directors Serving for a Term Expiring in 2009

William T. Coleman

Age 60

Chief Executive Officer, Cassatt Corporation

William T. Coleman has served as one of our directors since July 2006. Mr. Coleman has been the Chief Executive Officer of Cassatt Corporation, a provider of solutions to automate information technology operations, since September 2003. Prior to joining Cassatt, he was the Chairman and Chief Executive Officer, from January 1995 to August 2002 and October 2001, respectively, of BEA Systems, Inc., a provider of enterprise infrastructure software, and the Chief Customer Advocate from October 2001 to September 2004. Mr. Coleman is also a director of Symantec Corporation. Mr. Coleman holds a B.S. in computer science from the U.S. Air Force Academy, an M.S. in computer science and computer engineering from Stanford University and an honorary doctorate from the University of Colorado.

Robert C. Hagerty

Age 56

Chairman and Chief Executive Officer, Polycom, Inc.

Robert C. Hagerty has served as one of our directors since September 2005. Mr. Hagerty has been the Chief Executive Officer of Polycom, Inc., a provider of personal video systems, video and voice collaboration infrastructures and conference phones, since July 1998. He previously served as President and Chief Operating Officer of Polycom from January 1997 to July 1998. Mr. Hagerty has served on the board of directors of Polycom, Inc. since January 1997 and has served as its Chairman since March 2000. Mr. Hagerty holds a B.S. in operations research and industrial engineering from the University of Massachusetts and an M.A. in management from St. Mary’s College of California.

Jonathan J. Rubinstein

Age 51

Executive Chairman, Palm, Inc.

Jonathan J. Rubinstein has served as one of our directors and Executive Chairman since October 2007. Prior to joining Palm, from February 1997 to April 2006, Mr. Rubinstein was a Senior Vice President at Apple, Inc., a provider of personal computing devices and related software and peripherals, and served most recently as the General Manager of the iPod Division. Mr. Rubinstein earned a B.S. and an M.Eng in electrical engineering from Cornell University and an M.S. in computer science from Colorado State University. He is a member of the National Academy of Engineering.

Incumbent Class II Directors Serving for a Term Expiring in 2010

Gordon A. Campbell

Age 64

President, Techfarm, Inc.

Gordon A. Campbell has served as one of our directors since September 1999. Mr. Campbell was the founder and, since 1993, has been President of Techfarm, Inc., a company formed to launch technology-based start-up companies. Mr. Campbell is also a director of Bell Microproducts, Inc. Mr. Campbell holds a B.S. in physics from the University of Minnesota.

Donna L. Dubinsky

Age 53

Board Chair and Chief Executive Officer, Numenta, Inc.

Donna L. Dubinsky has served as one of our directors since October 2003. Ms. Dubinsky was a co-founder and, since March 2005, has been the Chief Executive Officer and Chair of the board of directors of Numenta, Inc., a developer of computer memory systems. Ms. Dubinsky was a co-founder of Handspring, Inc., a developer and seller of handheld computers and smartphones, and from July 1998 until Handspring was acquired by Palm in October 2003 she was the Chief Executive Officer and a director. From July 2002 until September 2002, she also served as the Acting Chief Financial Officer of Handspring, Inc. From July 1992 until July 1998, Ms. Dubinsky served as Chief Executive Officer and was a director of Palm Computing, Inc., a predecessor of Palm. Ms. Dubinsky is also a member of Yale Corporation and is a Trustee of the Computer History Museum. She holds a B.A. in history from Yale University and an M.B.A. from the Harvard Graduate School of Business Administration.

Series B Directors

Fred D. Anderson

Age 64

Co-Founder and Managing Director, Elevation Partners, L.P.

Fred D. Anderson has served as one of our directors since October 2007. Mr. Anderson co-founded and has been a managing director of Elevation Partners, L.P., a private equity firm focused on the media and entertainment industries, since July 2004. Prior to joining Elevation Partners, Mr. Anderson served as executive vice president and chief financial officer of Apple Inc., a provider of personal computing devices and related software and peripherals, from March 1996 to June 2004. On April 24, 2007, the Securities and Exchange Commission filed a complaint against Mr. Anderson and another former officer of Apple Inc. The complaint alleged that Mr. Anderson failed to take steps to ensure that the accounting for an option granted in 2001 to certain executives of Apple, including himself, was proper. Simultaneously with the filing of the complaint, Mr. Anderson settled with the Securities and Exchange Commission, neither admitting nor denying the allegations in the complaint. In connection with the settlement, Mr. Anderson agreed to a permanent injunction from future violations of Sections 17(a)(2) and 17(a)(3) of the Securities Act of 1933 and Section 16(a) of the Exchange Act and Rules 13b2-2 and 16a-3 thereunder, and from aiding and abetting future violations of Sections 13(a), 13(b)(2)(A), 13(b)(2)(B) and 14(a) of the Exchange Act and Rules 12b-20, 13a-1, 13a-13, and 14a-9 thereunder. He also agreed to disgorge approximately $3.5 million in profits and interest from the option he received and to pay a civil penalty of $150,000. Under the terms of the settlement, Mr. Anderson may continue to act as an officer or director of public companies. Mr. Anderson is also a director of eBay, Inc. and Move, Inc. Mr. Anderson holds a B.A. from Whittier College and an M.B.A. from University of California, Los Angeles.

Roger B. McNamee

Age 52

Co-Founder and Managing Director, Elevation Partners, L.P.

Roger B. McNamee has served as one of our directors since October 2007. Mr. McNamee co-founded and has been a managing director of Elevation Partners, L.P., a private equity firm focused on the media and entertainment industries, since July 2004. In May 1999, Mr. McNamee co-founded Silver Lake Partners, a private equity firm, where he is currently an advisory director. Mr. McNamee is also a director of Move, Inc. and Forbes Media. Mr. McNamee holds a B.A. from Yale University and an M.B.A. from the Amos Tuck School of Business Administration at Dartmouth College.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

Palm is committed to maintaining the highest standards of business, legal and ethical conduct and corporate governance. Palm and its board of directors regularly review and evaluate corporate governance developments and Palm’s corporate governance practices. Our management oversees a strong system of internal controls and compliance with corporate policies and applicable laws and regulations, and our employees pride themselves on operating with candor and integrity. We believe that these standards and practices are essential to operating our business, promoting the Palm brand and serving our stockholders well.

Our Corporate Governance Principles, the charters of our board committees and our Worldwide Code of Business Conduct and Ethics are posted on our website under “Investor Relations—Corporate Governance—Documents and Charters” at http://investor.palm.com.

Corporate Governance Principles

Our board of directors has adopted Corporate Governance Principles that are designed to provide a framework for Palm’s governance. The Nominating and Governance Committee is responsible for reviewing the Corporate Governance Principles annually and recommending changes to the board of directors as appropriate. The Corporate Governance Principles describe key aspects of Palm’s governance practices, addressing matters that include the role and responsibilities of the board of directors, board structure and operations, board leadership, director independence, board membership criteria, committee structure and operations, board and committee evaluations, management development and succession and director orientation and continuing education.

Worldwide Code of Business Conduct and Ethics

We have adopted a Worldwide Code of Business Conduct and Ethics that applies to all of our employees and members of our board of directors, as well as contractors, consultants and other agents when they are representing or acting on behalf of Palm. This Code covers, among other things, compliance with laws, conflicts of interest, protecting confidential information belonging to Palm and other companies with whom Palm has a relationship, protecting our assets, maintaining books and records, public reporting, relationships with customers and suppliers, dealing with the government and government officials, competition, respecting intellectual property rights, anti-corruption, export controls and other trade restrictions and political contributions and activities.

Compliance and Ethics Hotline

We have established procedures to receive and address possible misconduct and related concerns, including complaints or concerns about accounting, internal accounting controls or auditing matters. These procedures are available to Palm’s employees, members of our board of directors, contractors, consultants and other agents and customers, suppliers and other persons outside of Palm. These procedures, which are set forth in Palm’s Worldwide Code of Business Conduct and Ethics, include an externally-hosted, confidential toll-free hotline and website that are available 24 hours a day, seven days a week. Users of the hotline and website may choose to remain anonymous.

Stock Ownership Guidelines for Directors and Executive Officers

Our board of directors has adopted stock ownership guidelines to encourage long-term equity ownership in Palm, align the interests of our directors and executive officers with the interests of our stockholders and further promote Palm’s commitment to sound corporate governance. The Compensation Committee reviews progress against these guidelines and updates the guidelines as appropriate.

Independence of the Board of Directors

Palm’s Corporate Governance Principles provide that all members of the board of directors, with the exception of the Executive Chairman and Chief Executive Officer, meet the criteria for director independence established by applicable law. Under the Nasdaq Marketplace Rules, which are applicable to Palm, director independence includes a series of objective tests under which an independent director may not be an employee of the company and may not engage in various types of business dealings with the company. In addition, for a director to be considered independent, the Nasdaq Marketplace Rules require that the board of directors make a determination that the director has no relationship which, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The board of directors has determined that Messrs. Anderson, Campbell, Coleman, Hagerty, McNamee and Mercer and Ms. Dubinsky are “independent” as defined under the Nasdaq Marketplace Rules. During fiscal year 2008, the board of directors had determined that Messrs. Benhamou and Dunlevie were “independent” as defined under the Nasdaq Marketplace Rules during their tenure on the board of directors. Mr. Rubinstein, as our current Executive Chairman, and Mr. Colligan, as our current President and Chief Executive Officer, are not considered “independent” under the Nasdaq Marketplace Rules.

In assessing independence, the board of directors considered that: Mr. Benhamou was the interim Chief Executive Officer of Palm until October 2003 and the Chairman of the board of directors of PalmSource, Inc., a spin-off of Palm with whom Palm has continued to do substantial business, until October 2004, but he has not been involved in management of Palm for more than three years or had any association with PalmSource for almost four years; Mr. Coleman is a director of Symantec, Inc. to whom the Company paid approximately $340,000 in fiscal year 2008 for services, significantly less than 5% of Symantec’s revenues; Ms. Dubinsky was the Chief Executive Officer of Handspring, Inc. until it was acquired by Palm in October 2003, but she has not been involved in management of Palm or any of its subsidiaries for more than three years; Ms. Dubinsky is the Chief Executive Officer of Numenta, Inc. and Mr. Colligan, Palm’s Chief Executive Officer, is a member of Numenta’s board of directors; and Messrs. Anderson and McNamee are Managing Directors of Elevation Partners, an affiliate of Palm through its ownership of Series B Preferred Stock, and Elevation Partners receives up to $50,000 annually from Palm as a reimbursement of its expenses in monitoring its investment in Palm.

Lead Independent Director

With the addition of an Executive Chairman in October 2007, Palm appointed William T. Coleman as Lead Independent Director. The Lead Independent Director chairs executive sessions of Palm’s independent directors and has the authority to call such executive sessions. The Lead Independent Director also participates in the preparation of agendas and schedules for meetings of the board of directors, coordinates with the Chairman regarding the flow of information to the directors, serves as a liaison between the independent directors and management, chairs meetings of the board of directors in the Chairman’s absence and is available for consultation and communication with major stockholders as appropriate.

Board Committees

The board of directors has a standing Audit Committee, Compensation Committee and Nominating and Governance Committee. Each committee consists entirely of directors who meet the independence criteria under the Nasdaq Marketplace Rules, as determined by the board of directors. Pursuant to an additional, more stringent requirement established by the board of directors, members of these committees may not receive any fees from Palm other than fees for board or committee service. Audit Committee members also meet heightened independence criteria applicable to audit committees under the rules and regulations of the Securities and Exchange Commission and the Nasdaq Marketplace Rules.

The board of directors has adopted written charters for each of the committees, setting forth qualifications for committee membership and the responsibilities of the committee. Each committee reviews its charter annually and recommends changes to the board of directors as appropriate. The membership and responsibilities of each committee, and the number of meetings held in fiscal year 2008, are described below.

Director Name	Audit Committee	Compensation Committee	Nominating and Governance Committee
Fred A. Anderson (1)		Member
Eric A. Benhamou (2)
Gordon A. Campbell	Member	Chair
William T. Coleman (3)			Member
Donna L. Dubinsky	Member
Bruce W. Dunlevie (4)
Robert C. Hagerty			Chair
Roger B. McNamee (5)			Member
D. Scott Mercer	Chair	Member
Number of meetings held in fiscal year 2008:	8	6	5

(1)	Mr. Anderson joined the board of directors and the Compensation Committee on October 24, 2007.

(2)	Mr. Benhamou served on the board of directors through October 24, 2007.

(3)	Mr. Coleman served as a member of the Compensation Committee through October 24, 2007 and joined the Nominating and Governance Committee on October 24, 2007.

(4)	Mr. Dunlevie served on the board of directors and the Nominating and Governance Committee through October 24, 2007.

(5)	Mr. McNamee joined the board of directors and the Nominating and Governance Committee on October 24, 2007.

Audit Committee

The Audit Committee’s responsibilities include: overseeing Palm’s auditing, accounting, financial reporting and internal control functions; appointing, compensating, evaluating and overseeing the relationship with Palm’s independent auditors; monitoring the independence of the independent auditors; pre-approving audit and non-audit services provided by the independent auditors; overseeing risk assessment and risk management; overseeing Palm’s policies and procedures regarding compliance with law and corporate policies, including the Worldwide Code of Business Conduct and Ethics and related person, information technology, treasury, tax and insurance policies; and reviewing and approving related person transactions. During fiscal year 2008, the Audit Committee met eight times.

The Audit Committee’s current members are D. Scott Mercer, Gordon A. Campbell and Donna L. Dubinsky. Mr. Mercer is the chairperson. The board of directors has determined that Messrs. Campbell and Mercer and Ms. Dubinsky are “independent” as defined under the Nasdaq Marketplace Rules. The board of directors has also determined that Messrs. Campbell and Mercer and Ms. Dubinsky are all “audit committee financial experts,” as the Securities and Exchange Commission has defined that term.

Compensation Committee

The Compensation Committee’s responsibilities include: determining, approving and reporting to the board of directors on all elements of compensation for Palm’s Executive Chairman, Chief Executive Officer and other executive officers, including salaries, bonuses, equity compensation, benefits and any other compensation arrangements; evaluating and approving compensation policies, plans and programs for executive officers and overseeing Palm’s overall compensation philosophy for all employees; administering and, as appropriate, making recommendations to the board of directors about Palm’s incentive compensation plans; annually reviewing and recommending director compensation to the board of directors for approval; making recommendations to the board of directors regarding management succession issues; and overseeing Palm’s stock ownership guidelines for directors and executive officers. During fiscal year 2008, the Compensation Committee met six times.

The Compensation Committee’s current members are Gordon A. Campbell, Fred D. Anderson and D. Scott Mercer. Mr. Campbell is the chairperson. William T. Coleman served on the Compensation Committee during fiscal year 2008 through October 24, 2007. Mr. Anderson joined the Compensation Committee on October 24, 2007. The board of directors has determined that Messrs. Campbell and Mercer are “independent” as defined under the Nasdaq Marketplace Rules and qualify as “outside directors” and “non-employee directors” under Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (“Section 162(m)”), and Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (“Rule 16b-3”), respectively. During fiscal year 2008, the board of directors had determined that Mr. Coleman was “independent” as defined under the Nasdaq Marketplace Rules and qualified as an “outside director” and “non-employee director” under Section 162(m) and Rule 16b-3, respectively, during his tenure on the Compensation Committee. The board of directors has determined that Mr. Anderson is “independent” as defined under the Nasdaq Marketplace Rules but does not qualify as an “outside director” or “non-employee director” under Section 162(m) and Rule 16b-3, respectively. As a result, the Compensation Committee formed a subcommittee of Messrs. Campbell and Mercer, independent directors that qualify as “outside directors” and “non-employee directors”, to approve all equity grants and performance-based compensation for Palm’s executive officers.

For additional information concerning the Compensation Committee, see “Compensation Discussion and Analysis” and “Compensation Committee Interlocks and Insider Participation” beginning on page 26 and page 47, respectively, of this proxy statement.

Nominating and Governance Committee

The Nominating and Governance Committee’s responsibilities include: evaluating and recommending director candidates for nomination by the board of directors and election by Palm’s stockholders; determining criteria for identifying and evaluating director candidates and periodically reviewing these criteria with the board of directors; overseeing committee structure, membership and responsibilities; conducting annual evaluation of the overall effectiveness of the board of directors and overseeing annual self-evaluations of the board’s committees; reviewing and considering developments in corporate governance; and annually reviewing Palm’s Corporate Governance Principles and committee charters and recommending changes to the board of directors as appropriate. During fiscal year 2008, the Nominating and Governance Committee met five times.

The Nominating and Governance Committee’s current members are Robert C. Hagerty, William T. Coleman and Roger B. McNamee. Mr. Hagerty is the chairperson. Bruce W. Dunlevie served on the Nominating and Governance Committee during fiscal year 2008 through October 24, 2007. Mr. Coleman joined the Nominating and Governance Committee on October 24, 2007. The board of directors has determined that Messrs. Hagerty, Coleman and McNamee are “independent” as defined under the Nasdaq Marketplace Rules. During fiscal year 2008, the board of directors had determined that Mr. Dunlevie was “independent” as defined under the Nasdaq Marketplace Rules during his tenure on the Nominating and Governance Committee.

Attendance at Meetings

During fiscal year 2008, the board of directors held 5 meetings. In addition, the independent directors typically meet in executive session without members of management present at every regular board meeting. The Lead Independent Director presides at these meetings. During fiscal year 2008, each of the current directors attended 75% or more of the aggregate of the total number of meetings of the board of directors held during the period they served as directors and the total number of meetings held by the committees of the board of directors during the period that they served on any such committees.

Consideration of Director Candidates

Stockholder Recommendations

The Nominating and Governance Committee considers properly submitted stockholder recommended director candidates for membership on the board of directors as described under “Identifying and Evaluating Nominees for Directors,” which appears below. Any stockholder recommendations proposed for consideration by the Nominating and Governance Committee should include the candidate’s name and qualifications for membership on the board of directors. Stockholder recommendations should be addressed to: Palm, Inc., 950 W. Maude Avenue, Sunnyvale, California, 94085, Attn: Corporate Secretary.

Director Qualifications

In discharging its responsibilities to nominate candidates for election to the board of directors, the Nominating and Governance Committee endeavors to evaluate, propose and approve candidates with substantial business experience, applicable industry expertise and personal skills in business management, technology, finance, marketing, financial reporting or other areas that may be expected to contribute to an effective board of directors. The Nominating and Governance Committee seeks to assure that the board of directors is composed of individuals who are capable of advising Palm’s management on matters related to the current or future business directions of Palm, who represent a broad and diverse range of viewpoints and experience and who have the highest professional and personal ethics consistent with Palm’s values and standards. Candidates should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Each director must represent the interests of all stockholders.

Identifying and Evaluating Nominees for Directors

The Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. Candidates may come to the attention of the Nominating and Governance Committee through current members of the board of directors, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Governance Committee and may be considered at any point during the year. As described above, the Nominating and Governance Committee considers properly submitted stockholder recommendations for candidates for the board of directors. Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by the Nominating and Governance Committee. If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials are forwarded to the Nominating and Governance Committee. The Nominating and Governance Committee also reviews materials provided by professional search firms or other parties in connection with any nominee who is not proposed by a stockholder.

Stockholder Communications with the Board of Directors

Any stockholder may communicate directly with members of our board of directors by writing to the Lead Independent Director of the board of directors at Palm, Inc., 950 W. Maude Avenue, Sunnyvale, CA 94085, Attn: Corporate Secretary.

Our General Counsel and Corporate Secretary will log and review all such correspondence and regularly (but no less frequently than quarterly) forward to our board of directors a summary of all such correspondence together with copies of any correspondence that, in the opinion of the General Counsel and Corporate Secretary, requires the attention of our board of directors or any of its committees. Any concerns relating to accounting, internal controls or auditing matters will be brought immediately to the attention of the Chairperson of our Audit Committee and handled in accordance with procedures established by our Audit Committee with respect to such matters. Our directors may at any time review the correspondence log and copies of any or all of the summarized correspondence.

Director Attendance at the Annual Meeting

We encourage each of our directors to attend our annual meeting of stockholders. Six of our eight directors at the time attended our 2007 Annual Meeting of Stockholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires Palm’s executive officers, directors and persons who beneficially own more than 10% of Palm’s common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by Securities and Exchange Commission regulations to furnish Palm with copies of all Section 16(a) forms filed by such persons.

Based solely on Palm’s review of such forms furnished to Palm and written representations from certain reporting persons, Palm believes that all filing requirements applicable to Palm’s executive officers, directors and persons who beneficially own more than 10% of Palm’s common stock were complied with during fiscal year 2008, with the exception noted herein. William T. Coleman filed a Form 4 report on November 28, 2007 to report stock options automatically granted under Palm’s 2001 Stock Option Plan for Non-Employee Directors, as amended, when he became Lead Independent Director on October 24, 2007.

COMPENSATION OF DIRECTORS

Cash Compensation

Members of the board of directors who are not employees of Palm or any subsidiary of Palm, referred to as non-employee directors, receive annual retainers and fees per board, or committee of the board, meeting attended (which are paid quarterly) plus reimbursement of travel expenses for travel by members of the board of directors who reside outside of the local area. The following table sets forth the retainers and fees payable to non-employee directors:

Non-Employee Director Cash Compensation

Annual Retainers:
Board of Directors	$20,000
Lead Independent Director	$15,000
Audit Committee	$15,000
Compensation Committee	$10,000
Nominating & Governance Committee	$10,000

Fees per Board and Committee Meeting Attended:
Full-Day Meeting	$4,000
Half-Day Meeting	$2,000
Short Meeting (less than 3 hours)	$1,000

Stock Compensation

Non-employee directors are eligible to receive stock options under Palm’s 2001 Stock Option Plan for Non-Employee Directors, as amended, or referred to as the 2001 Director Plan. Each non-employee director who first becomes a non-employee director on or after Palm’s 2006 Annual Meeting of Stockholders is automatically granted an option to purchase 24,000 shares of Palm common stock under the 2001 Director Plan and 8,000 RSUs under Palm’s 1999 Stock Plan, as amended. Each non-employee director is also automatically granted options to purchase shares of Palm common stock and RSUs on the date of each annual meeting on or after Palm’s 2006 Annual Meeting of Stockholders if he or she is a non-employee director on the date of such annual meeting and has served as such for at least the immediately preceding six months.

In addition, under the 2001 Director Plan, a non-employee director may be eligible to receive automatic grants of options based on his or her service as the chairperson of a standing committee of the board of directors (which we will refer to in this proxy statement as a committee chair), a member (whether voting or non-voting) of a standing committee of the board of directors (which we will refer to in this proxy statement as a committee member), Lead Independent Director and/or the Chairman of the board of directors. Each non-employee director who first becomes a committee chair, committee member, Lead Independent Director or Chairman of the board of directors on or after Palm’s 2006 Annual Meeting of Stockholders is automatically granted an option to purchase shares of Palm common stock on the date that he or she is first appointed as a committee chair, committee member, Lead Independent Director or Chairman of the board of directors. Each non-employee director who has received an option to purchase Palm common stock by reason of his or her status as a committee chair, committee member, Lead Independent Director or Chairman of the board of directors is also automatically granted an option to purchase shares of Palm common stock on the date of each annual meeting on or after the date of Palm’s 2006 Annual Meeting of Stockholders if he or she is a committee chair, committee member, Lead Independent Director or Chairman of the board of directors on the date of such annual meeting and has served in such position for at least the immediately preceding six months. The initial grants for the Chairman, Lead Independent Director and committee member and chair roles are the same as the annual grants.

The following table sets forth the number of shares each non-employee director is granted based on their respective levels of board and committee participation:

Non-Employee Director Annual Option Grants

	Option Grant	Restricted Stock Units
Board of Directors	12,000	4,000
Board of Directors Chairperson	8,000	—
Lead Independent Director	5,000	—
Audit, Compensation or Nominating & Governance Committee Member	4,000	—
Audit, Compensation or Nominating & Governance Committee Chair	5,000	—

A non-employee director is entitled to more than one option award by reason of his or her status as a committee chair to the extent that, on any grant date, he or she is the chairperson of more than one standing committee of the board of directors. A non-employee director will be entitled to more than one option award by reason of his or her status as a committee member to the extent that, on any grant date, he or she is a member of more than one standing committee of the board of directors. However, a non-employee director may not receive an option award by virtue of his or her service on any standing committee with respect to which he or she is entitled to receive an option award by virtue of his or her status as the chairperson of that committee. Each option granted under the 2001 Director Plan prior to Palm’s 2006 Annual Meeting of Stockholders had a maximum term of ten years and an exercise price equal to the fair market value of the shares subject to the option on the date of grant. As of and following Palm’s 2006 Annual Meeting of Stockholders, each option granted under the 2001 Director Plan will have a maximum term of seven years. Each option award becomes exercisable in three equal annual installments on the anniversaries of the date of grant (or, if the grant date is the date of the annual meeting of stockholders, on the dates of the subsequent annual meetings of stockholders), provided that in each case the non-employee director remains a director on those dates. However, if a change of control (as defined in the 2001 Director Plan) occurs and an optionee ceases to be a non-employee director as an immediate and direct consequence of the change of control, his or her outstanding options will become fully vested and exercisable on the date of the change of control. Also, if an optionee terminates his or her service on the board of directors due to his or her death, his or her outstanding options will immediately vest in full.

Non-employee directors are also eligible for discretionary awards under Palm’s 1999 Stock Plan, as amended. During fiscal year 2008, no options to purchase shares of Palm common stock were granted to non-employee directors under the 1999 Stock Plan and RSUs were granted to non-employee directors under the 1999 Stock Plan only for the automatic grant on the date of the 2007 Annual Meeting of Stockholders.

Non-Employee Director Fiscal Year 2008 Compensation Table

The following table sets forth the total cash paid to and equity compensation recognized for our non-employee directors for their service on the board of directors and committees of the board of directors during fiscal year 2008.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(2)(3)	Total ($)
Fred A. Anderson (4)	$—	$—	$—	$—
Eric A. Benhamou (5)	11,967	33,537	521,710	567,214
Gordon A. Campbell (6)	69,000	32,839	299,386	401,225
William T. Coleman (7)	57,025	13,443	172,121	242,589
Donna L. Dubinsky (8)	55,000	34,171	503,683	592,854
Bruce W. Dunlevie (9)	15,951	34,938	491,673	542,562
Robert C. Hagerty (10)	47,000	34,171	224,576	305,747
Roger B. McNamee (11)	—	—	—	—
D. Scott Mercer (12)	71,000	34,171	241,510	346,681

(1)	The amounts shown in this column represent the Statement of Financial Accounting Standards, or SFAS, No. 123(R), Share-Based Payment, or SFAS No. 123(R), compensation expense recognized in fiscal year 2008 in connection with grants of RSUs to the non-employee directors (excluding the effect of forfeitures).

(2)	The amounts shown in this column also include the SFAS No. 123(R) compensation expense recognized for grants of option awards and RSUs made to the non-employee directors during fiscal year 2008. The amounts do not reflect compensation realized by the directors. The table below shows the equity awards that were granted to each of the non-employee directors during fiscal year 2008 under the 1999 Stock Plan and 2001 Director Plan, all of which vest over a three-year period in equal annual installments (or, if the grant date is the date of the annual meeting of stockholders, on the dates of the subsequent annual meetings of stockholders):

Name	Grant Date	All Other Stock Awards Or Units (#) (a)	All Other Option Awards (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock & Option Awards ($)
Fred A. Anderson		—	—	$—	$—
Eric A. Benhamou	9/12/07	8,423	20,000	5.111	145,880
Gordon A. Campbell	9/12/07	8,423	21,000	5.111	150,200
William T. Coleman	9/12/07	8,423	16,000	5.111	128,600
	10/24/07	—	5,000	10.18	27,900
Donna L. Dubinsky	9/12/07	8,423	16,000	5.111	128,600
Bruce W. Dunlevie	9/12/07	8,423	16,000	5.111	128,600
Robert C. Hagerty	9/12/07	8,423	17,000	5.111	132,920
Roger McNamee		—	—	—	—
D. Scott Mercer	9/12/07	8,423	21,000	5.111	150,200

(a)

On September 12, 2007, Messrs. Benhamou, Campbell, Coleman, Dunlevie, Hagerty and Mercer and Ms. Dubinsky were each automatically granted 4,000 RSUs for their fiscal year 2008 annual grant. In connection with the Recapitalization Transaction on October 24, 2007, Palm made shareholder-approved modifications to these awards to preserve their respective pre-distribution intrinsic values, which resulted in an additional 4,423 RSUs granted for each director.

(3)	The amounts shown in this column represent the SFAS No. 123(R) compensation expense recognized in fiscal year 2008 in connection with non-qualified stock options granted to the non-employee directors (excluding the effect of forfeitures). Under both SFAS No. 123(R) and SFAS No. 123 Palm primarily uses the Black-Scholes option valuation model to estimate the fair value of the Company’s stock options on the date of grant. The weighted average key assumptions used in the valuation models for all options granted during the years ended May 31, 2008, 2007, 2006 and 2005 are provided below:

	Years Ended May 31,
Assumptions applicable to granted stock options:	2008	2007	2006	2005
Risk-free interest rate	3.6%	4.7%	4.3%	3.1%
Volatility	37%	42%	75%	75%
Option term (in years)	3.2	3.5	3.5	3.2
Dividend yield	0.0%	0.0%	0.0%	0.0%
Weighted average fair value at date of grant	$2.63	$5.18	$7.90	$7.73

In connection with the Recapitalization Transaction, Palm made shareholder-approved modifications (1) to the Handspring option plans and Palm’s 2001 Director Plan to include additional anti-dilution provisions for options awarded under these plans and (2) to all outstanding options and performance share awards, other than awards held by employees located in certain foreign jurisdictions, to preserve their respective pre-distribution intrinsic values. In accordance with SFAS No. 123(R), Palm calculated the incremental fair value of the modifications using the Trinomial Lattice simulation model and the following weighted average assumptions: volatility and risk-free rates based on the remaining contractual term of the option, dividend yield of 0.0%, early exercise multiple of 1.95, stock price on the date of modification, adjusted for the expected $9.00 per share one-time cash distribution, and strike price based on the contractual strike price adjusted for the $9.00 per share one-time cash distribution. Palm determined the total incremental fair value associated with modifications made to grants held by non-employee directors was as follows: with respect to Mr. Benhamou, $472,244; with respect to Mr. Campbell, $223,545; with respect to Mr. Coleman, $96,439; with respect to Ms. Dubinsky, $447,293; with respect to Mr. Dunlevie, $451,254; with respect to Mr. Hagerty, $137,745; and with respect to Mr. Mercer, $158,812. This incremental fair value is expected to be recognized as equity compensation over the next 2.3 years beginning in fiscal year 2008.

(4)	Mr. Anderson has waived compensation due from the Company.

(5)	Mr. Benhamou ceased serving as a director of the Company on October 24, 2007.

(6)	As of May 30, 2008, Mr. Campbell held non-qualified stock options to purchase 135,823 shares of the Company’s common stock and 14,037 RSUs.

(7)	As of May 30, 2008, Mr. Coleman held non-qualified stock options to purchase 81,000 shares of the Company’s common stock and 8,423 RSUs.

(8)	As of May 30, 2008, Ms. Dubinsky held non-qualified stock options to purchase 181,165 shares of the Company’s common stock and 14,037 RSUs.

(9)	Mr. Dunlevie ceased serving as a director of the Company on October 24, 2007.

(10)	As of May 30, 2008, Mr. Hagerty held non-qualified stock options to purchase 94,000 shares of the Company’s common stock and 14,037 RSUs.

(11)	Mr. McNamee has waived compensation due from the Company.

(12)	As of May 30, 2008, Mr. Mercer held non-qualified stock options to purchase 107,000 shares of the Company’s common stock and 14,037 RSUs.

EXECUTIVE OFFICERS

Set forth below is information concerning our current executive officers:

Name	Age	Position
Jonathan J. Rubinstein	51	Executive Chairman
Edward T. Colligan	47	President and Chief Executive Officer
Michael R. Abbott	36	Senior Vice President, Application Software and Services
Michael A. Bell	41	Senior Vice President, Product Development
Mark S. Bercow	47	Senior Vice President, Business Development
Andrew J. Brown	48	Senior Vice President and Chief Financial Officer
Jeffrey P. Devine	47	Senior Vice President, Operations
Mary E. Doyle	56	Senior Vice President, General Counsel and Secretary
C. John Hartnett	45	Senior Vice President, Global Markets
Brodie C. Keast	52	Senior Vice President, Marketing
Renata A. Lane	53	Senior Vice President, Human Resources
Dennis W. Ting	58	Senior Vice President, System Software

Jonathan J. Rubinstein (See description in Proposal No. 1 on page 12).

Edward T. Colligan (See description in Proposal No. 1 on page 11).

Michael R. Abbott has served as Senior Vice President, Application Software and Services since April 2008. Prior to joining Palm, from December 2006 to April 2008, Mr. Abbott was the general manager of .NET Online Services at Microsoft, Inc., a provider of computer software, services and solutions. In January 2006, Mr. Abbott founded Passenger Inc., a provider of online services to build and manage social networks, where he served as chairman until December 2006. In October 2001, Mr. Abbott founded Composite Software, Inc., a provider of virtual data integration software for IT and business professionals, where he served as chief technical officer until January 2006. Mr. Abbott holds a B.S. in biochemistry from California Polytechnic State University.

Michael A. Bell has served as our Senior Vice President, Product Development since December 2007. Prior to joining Palm, from September 2002 to December 2007, Mr. Bell was the Vice President, CPU Software at Apple, Inc., a provider of personal computing devices and related software and peripherals. Mr. Bell holds a B.S. in mechanical engineering from the University of Pennsylvania.

Mark S. Bercow has served as Senior Vice President, Business Development since March 2005. Prior to joining Palm, from August 2002 to September 2004, Mr. Bercow was Vice President, Intuit Developer Network of Intuit Inc., a provider of business and financial management solutions. From October 2000 to April 2002, he was Vice President, Marketing and Business Development of Atheros Communications, a developer of semiconductor system solutions for wireless communications products. From March 1996 to October 2000, Mr. Bercow served as Vice President, Strategic Alliances and Platform Development of Palm, Inc. Mr. Bercow holds a B.S. in business administration from California State University, Northridge.

Andrew J. Brown has served as Senior Vice President and Chief Financial Officer since December 2004. Prior to joining Palm, from February 2004 to July 2004, Mr. Brown was the Chief Financial Officer of Pillar Data Systems, Inc., a provider of software storage solutions. From October 2000 to October 2003, he served as Chief Financial Officer of Legato Systems, a provider of software storage solutions. Mr. Brown holds a B.A. in accounting from Eastern Illinois University.

Jeffrey P. Devine has served as Senior Vice President, Operations since July 2008. Prior to joining Palm, from July 2007 to July 2008, Mr. Devine was the Vice President, Global Customer Logistics at Nokia Corporation, a provider of mobile handsets and related services. From September 2003 to July 2007, he served as Vice President, Operations and Logistics, Americas and, from November 2000 to Sept 2003, as Vice President, Sales at Nokia. Mr. Devine holds a B.S. in mechanical engineering technology from the University of Dayton and an M.B.A. from Southern Methodist University.

Mary E. Doyle has served as Senior Vice President and General Counsel since April 2003. From April 2003 until October 2003, Ms. Doyle served as Assistant Secretary of Palm, and since October 2003 she has served as Secretary. Prior to joining Palm, from July 1996 to December 2002, Ms. Doyle served as General Counsel and Secretary of General Magic, Inc., a voice application service provider. From January 1997 to September 1998, she served as Vice President of Business Affairs and, from September 1998 to December 2002, she served as Senior Vice President of Business Affairs at General Magic. Ms. Doyle holds a B.A. in biology and economics from the University of California, Santa Cruz and a J.D. from the University of California, Berkeley, Boalt Hall School of Law.

C. John Hartnett has served as Senior Vice President, Global Markets since September 2006. From October 2005 until September 2006, Mr. Hartnett served as Senior Vice President, Worldwide Sales and Customer Relations. From February 2005 until October 2005, Mr. Hartnett served as Senior Vice President, Americas Sales and Customer Services. From October 2003 until February 2005, he served as Vice President, eCommerce and Accessories. Prior to joining Palm, from February 2000 to October 2003, Mr. Hartnett was Executive Vice President, Worldwide Operations, Service, Support and eCommerce of Handspring, Inc., a developer and seller of handheld computers and smartphones. Mr. Hartnett holds a marketing degree from the Marketing Institute of Ireland and a post graduate diploma in finance through the Association of Chartered Certified Accountants. He is also a graduate of the executive management program at Stanford University.

Brodie C. Keast has served as Senior Vice President, Marketing since November 2006. Prior to joining Palm, from October 2005 to October 2006, Mr. Keast was Senior Vice President and General Manager of the Consumer Electronics Business Unit at Seagate Technology, a designer and manufacturer of disc drives. From February 2004 to October 2005, Mr. Keast was the Executive Vice President and General Manager for the Consumer Division at TiVo, Inc., a provider of television services for digital video recorders. From November 2001 to February 2004, he served as the Senior Vice President and General Manager of the TiVo Service Division. Mr. Keast holds a B.S. in computer science from California State University at Chico.

Renata A. Lane has served as Senior Vice President, Human Resources since August 2005. Prior to joining Palm, from July 2004 to August 2005, Ms. Lane was Vice President, Human Resources of WebEx Communications, Inc., a provider of on-demand web conferencing solutions. From February 1998 until July 2003, she was Vice President of Human Resources & Administration for MIPS Technologies, Inc., a provider of industry-standard processor architectures and cores for digital consumer and business applications. Ms. Lane holds a B.S. in economics from State University of New York at Geneseo and an M.S. in industrial and labor relations from Cornell University.

Dennis W. Ting has served as Senior Vice President, Systems Software since May 2008. Prior to joining Palm, in May 1999 Mr. Ting founded Voxa, Inc., a provider of web site and web application testing solutions, where he was Chief Executive Officer and a director until July 2007. Mr. Ting holds a B.S. in mathematics and an M.S. in computer science from Stevens Institute of Technology and a Ph.D. in computer science from Cornell University.

COMPENSATION COMMITTEE REPORT

We, the Compensation Committee of the board of directors of Palm, have reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on such review and discussions, the Committee recommended to our board of directors the inclusion of the Compensation Discussion and Analysis in this proxy statement and in Palm’s Annual Report on Form 10-K for the fiscal year ended May 30, 2008.

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Gordon A. Campbell (Chairperson)

Fred D. Anderson (1)

D. Scott Mercer

(1)	Mr. Anderson joined the Compensation Committee on October 24, 2007.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee, which is composed solely of independent directors, has responsibility for overseeing all forms of compensation for our executive officers, including our named executive officers listed in the Summary Compensation Table below. See “Compensation Committee” beginning on page 16. For fiscal year 2008, our named executive officers and their respective titles were as follows:

•	Edward T. Colligan, President and Chief Executive Officer;

•	Andrew J. Brown, Senior Vice President and Chief Financial Officer;

•	C. John Hartnett, Senior Vice President, Global Markets;

•	Brodie C. Keast, Senior Vice President, Marketing; and

•	Jonathan J. Rubinstein, Executive Chairman.

In addition, Michael R. Farese and Ronald R. Rhodes, the former Senior Vice President, Engineering and the former Senior Vice President, Operations, respectively, left Palm during fiscal year 2008 and received severance consistent with the standard severance agreements signed by Palm’s executive officers. See “Potential Payments Upon Change-of-Control and Termination of Employment” beginning on page 41 of this proxy statement. They also are included in the Summary Compensation Table below pursuant to Securities and Exchange Commission rules.

Overview and Objectives

Our executive compensation programs encompass four principal components: base salary, semi-annual incentive bonuses, long-term equity incentives and benefits. These interlocking components are designed to align compensation with Palm’s business objectives and performance and with the interests of stockholders in maximizing stockholder value. We believe that it is important for these programs to attract, retain, motivate and reward highly qualified executive officers and other key employees who are likely to contribute to the long-term success of Palm and build on Palm’s history, reputation and strategy of innovation. As a result, Palm’s executive compensation programs for executive officers, including the named executive officers, emphasize three fundamental principles:

•

Pay-for-performance—We link a significant percentage of compensation for our executive officers to both Palm’s performance and individual performance. We use salary to provide base compensation on top of which we build variable pay-for-performance opportunities—such as bonuses, equity incentives or both—for all levels of employees, including executive officers based on our belief that our employees contribute to and should share in the success of Palm. We support a variety of equity programs, including an employee stock purchase plan, to promote equity participation by employees, including our executive officers.

•

Competitive compensation—We strive to make our compensation programs competitive. Palm’s compensation practices reflect the competition for executive talent and the unique challenges and opportunities facing Palm in the mobile product market. We believe that competitive compensation levels linked to Palm’s performance and success are both necessary and appropriate to attract, retain and provide strong incentives for high caliber executive officers to successfully conduct our business and achieve our corporate goals.

•

Egalitarian benefits—We offer the same competitive benefit programs to our executive officers that are offered to all of our employees in equivalent locations globally. Moreover, we generally do not provide perquisites to our executive officers.

The Compensation Committee annually reviews our compensation philosophy and practices with respect to executive officer compensation to keep our compensation policies aligned with our business objectives and to remain competitive.

Effect of Recapitalization Transaction

In October 2007, Palm sold Series B Preferred Stock to the private-equity firm Elevation Partners, L.P. and effected a significant cash distribution to its existing stockholders (the “Recapitalization Transaction”). This Recapitalization Transaction resulted in Elevation Partners owning shares representing approximately 26% of Palm’s voting shares as of May 30, 2008. This was a significant transaction that required substantial attention by the Chief Executive Officer, other executive officers and the board of directors and had meaningful implications for Palm’s compensation practices in fiscal year 2008. One of the goals of the transaction was to recruit Jonathan Rubinstein to the Company. The board of directors considered Mr. Rubinstein’s ability to drive Palm to develop new and innovative products and bring them to market quickly and efficiently based on his extensive product development, engineering and management experience with consumer electronic and computing products to be critical to Palm’s future success. Another goal was to improve Palm’s ability to attract and retain high caliber talent at the executive level and in other managerial and key roles, particularly in engineering, marketing and operations. In connection with and since the Recapitalization Transaction, Palm hired four new executive officers during fiscal year 2008, including Jonathan Rubinstein as Executive Chairman. In each of these instances, Palm negotiated compensation packages necessary to fulfill its recruiting needs, consistent with the fundamental principles described above.

Determining Executive Compensation

Committee Process

The Compensation Committee annually reviews, determines and approves the four principal components of compensation (base salary, semi-annual incentive bonus, equity incentives and other benefits) for each executive officer. The Committee considers Palm’s historical and ongoing compensation philosophy in light of current market practices in executive compensation, Palm’s performance and the competitive marketplace. The Committee evaluates and refines a group of peer companies against which we benchmark our compensation practices for executive officers, and then evaluates the competitiveness of our executive officer compensation against the companies in our peer group. The Committee also considers Palm’s performance against the performance of those peer companies. Palm’s human resources department works closely with Compensia, a compensation consulting firm, to provide information and recommendations to the Compensation Committee on compensation practices and executive compensation. Palm’s Senior Vice President, Human Resources leads these efforts and works closely with the Committee and its Chairman.

During each fiscal year (and after the end of each half of the fiscal year, with respect to the semi-annual cash bonus), the Chairman of the Compensation Committee conducts a performance review of the Executive Chairman and Chief Executive Officer. Factors considered in this review include performance against pre-established objectives related to revenue, profit, product quality and delivery and current strategic initiatives. The Chairman of the Compensation Committee reviews the results of this performance evaluation with other members of the board of directors to seek further opinion and then recommends compensation for the Executive Chairman and Chief Executive Officer to the Compensation Committee without the Executive Chairman or Chief Executive Officer present. The Committee evaluates the compensation for the Executive Chairman and Chief Executive Officer based on the same types of factors used for other executive officers and information provided by and discussions with Compensia and Palm’s Senior Vice President, Human Resources regarding the four principal components of compensation for the Executive Chairman and Chief Executive Officer. The Committee also confers with the board of directors regarding the proposed compensation for the Executive Chairman and Chief Executive Officer. The Committee then approves compensation for the Executive Chairman and Chief Executive Officer in executive session without the Executive Chairman or Chief Executive Officer present.

Palm’s Chief Executive Officer establishes individual performance objectives for, and provides the Compensation Committee with annual assessments of the performance by, the other executive officers, other than the Executive Chairman. Considering market data, current information with respect to Palm’s executive officers and guidance provided to the Committee by Compensia and Palm’s human resources department regarding the principal components of compensation for each of those executive officers, Palm’s Chief Executive Officer recommends compensation to the Committee for those executive officers. The Committee then reviews the performance of each of those executive officers for the previous fiscal year and the goals and objectives for the next fiscal year in determining any changes to that officer’s base salary, adjustments to target bonus award level and grants of equity awards.

Independent Subcommittee

Following the Recapitalization Transaction, Fred D. Anderson joined the Compensation Committee. While Palm’s board of directors determined that Mr. Anderson is independent under the Marketplace Rules of the Nasdaq Stock Market, he does not qualify as a non-employee director under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or as an outside director for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, based on his affiliation with Elevation Partners. As a result, the Compensation Committee formed a subcommittee of independent directors that qualify as non-employee directors and outside directors. That independent subcommittee approves all equity grants and performance-based compensation for our executive officers.

Role of Consultants

In determining Palm’s compensation program for fiscal year 2008, the Compensation Committee was advised by Compensia, which provided data and analysis necessary to perform a comprehensive assessment of Palm’s executive compensation policies and programs. The Compensia partner responsible for Palm has been providing consulting services to Palm and to the Compensation Committee since fiscal year 2004. Compensia is available to and reports directly to the Committee. In fiscal year 2008, Compensia provided data collected on the compensation practices of our peer group, as well as data from the Radford Executive Compensation Survey, assessed the mix of compensation relative to competitive practices within various ranges, advised on long-term incentive compensation practices and equity retention power and evaluated the linkage between pay and performance. Compensia also provided perspective on Palm’s overall compensation practices, executive officer compensation and various types of equity compensation based on its extensive experience with similarly-situated, technology companies.

Peer Groups

In setting compensation, the Compensation Committee annually compares the compensation for Palm’s executive officers against compensation at companies in its executive officer peer group. The Committee also considers Palm’s performance against the performance of those peer companies.

In establishing the executive officer peer group, the Compensation Committee with the assistance of Compensia and Palm’s Senior Vice President, Human Resources considers industry, revenue, revenue growth, size and organizational profile. The Committee works to see that the peer group reflects a mix of hardware and software companies to best reflect the complex nature of Palm’s business. The executive officer peer group for fiscal year 2008 included: Adobe Systems Inc., Altera Corporation, Broadcom Corporation, Cadence Design Systems Inc., Electronic Arts Inc., Imation Corp., Intuit Inc., Juniper Networks, Inc., LSI Corporation, McAfee Inc., Network Appliance Inc., NVIDIA Corporation, Sandisk Corp. and Xilinx, Inc. Five of these companies were new for fiscal year 2008, and ten members of the fiscal year 2007 executive officer peer group were removed for fiscal year 2008, in an effort to improve the mix of hardware and software companies and to better align the peer group with Palm’s current size, projected growth and the other parameters discussed above.

In addition, the Compensation Committee looked at an expanded select peer group for executive and other employee compensation for fiscal year 2008 that included: Amazon.com, Inc., Apple Inc., Google Inc., Seagate Technology LLC and Yahoo! Inc. While these companies generally exceed Palm in term of the parameters discussed above, they represent companies against which Palm competes to attract the high caliber talent, especially engineering talent, necessary to execute its product development strategy and to compete effectively in its business sector. Compensia tracked the executive compensation practices from these companies to provide additional data on compensation mix, pay-for-performance practices and use of equity compensation. These additional companies did not factor into Palm’s percentile calculations for purposes of benchmarking and setting compensation targets.

Compensation Targets

In line with Palm’s historical compensation practices, the Compensation Committee initially targets total cash compensation, equity awards and total direct compensation (the aggregate of cash and equity compensation) for the Chief Executive Officer and other executive officers, including the named executive officers, for fiscal year 2008 at the 60th percentile for comparable positions at companies among the executive officer peer group. Compensation is initially targeted at the 60 th percentile in order to compete for executive officer talent in the competitive environment of technology companies, particularly in Silicon Valley where Palm’s headquarters is located. Actual compensation to any individual executive officer may vary from the 60th percentile target based on an individual’s experience, performance and other factors. Actual compensation may also vary as a result of Palm’s equity goals and equity program budget in any given year.

Role of the Board

The Compensation Committee regularly updates the board of directors on compensation issues addressed by the Committee, including our compensation philosophy and practices with respect to executive officer compensation. As discussed above, prior to approving the compensation of the Executive Chairman and the Chief Executive Officer the Committee also consults with the board of directors with regard to the objectives and performance of the Executive Chairman and the Chief Executive Officer. Nevertheless, the Committee has overall responsibility for approving and evaluating executive officer compensation and for overseeing Palm’s compensation plans.

Elements of Executive Compensation

The Compensation Committee awards four principal components of executive compensation: base salary, semi-annual incentive bonus, equity incentives and other benefits. In addition, all of our executive officers are parties to change-of-control and severance agreements. Consistent with Palm’s compensation objectives, a large percentage of total direct compensation for our Executive Chairman, Chief Executive Officer and each of the executive officers is performance-based, tied to Palm’s achievement of its financial and operational objectives as well as each individual’s performance objectives.

Base Salary

We establish base salaries for our executive officers, including the named executive officers, based on the scope of their responsibilities, their individual performance, their levels of experience in their current roles and benchmarking against companies in the executive officer peer group. The Compensation Committee reviews salaries annually and adjusts these salaries from time to time as the Committee deems necessary or appropriate to reflect changes in any of the foregoing factors or competitive market conditions. In reviewing and adjusting executive officers’ salaries for fiscal year 2008, the Committee considered the recommendations of Compensia, the Chief Executive Officer and Palm’s Senior Vice President, Human Resources as well as discussions with the board of directors with respect to the Executive Chairman’s and the Chief Executive Officer’s salaries.

For fiscal year 2008, the Compensation Committee increased salaries for our named executive officers, other than the Chief Executive Officer, in amounts ranging from 2.4 percent to 21.2 percent over salaries for fiscal year 2007. The Committee based these increases on performance, on the 60th percentile for salaries of officers in comparable positions among Palm’s executive officer peer group and on salaries of Palm’s other executive officers with similar levels of responsibility. For Palm’s Senior Vice President, Worldwide Sales and Customer Services, the Committee also took into account the expansion in the scope of his responsibilities. For Palm’s Senior Vice President, Marketing, the Committee also took into account the fact that his salary had been negotiated recently when he joined Palm midway through fiscal year 2007.

For fiscal year 2008, the Compensation Committee evaluated the Chief Executive Officer’s performance with respect to Palm’s revenues, revenue growth, net income, market capitalization, product roadmap and execution on the product roadmap. While Palm’s financial performance did not match the relative financial performance of most of the companies in Palm’s executive officer peer group, the Committee, with input from the board of directors, also took into account the Chief Executive Officer’s role in driving the successful outcome of the Recapitalization Transaction and the importance of the Chief Executive Officer in Palm’s ability to execute on its future plans. Another key factor in the Committee’s determination of the Chief Executive Officer’s base salary increase for fiscal year 2008 was continuing the transition of his pay level to an amount in line with salaries for chief executive officers among Palm’s executive officer peer group. In promoting the Chief Executive Officer from within the company in 2005, the Committee had taken a conservative approach in adjusting his salary to a competitive pay rate, choosing to do so gradually over a three-year period as the Chief Executive Officer gained experience and demonstrated his ability to perform in that role. Given this goal and the Chief Executive Officer’s performance evaluation by the Committee and the board of directors, the Committee increased the Chief Executive Officer’s fiscal year 2008 salary by 27.0 percent over his salary for fiscal year 2007, in line with the 60th percentile of Palm’s executive officer peer group.

The Compensation Committee approved the base salary for our Executive Chairman following arms-length negotiations in connection with the Recapitalization Transaction and taking into account his expected role at Palm and in relation to Palm’s Chief Executive Officer. See “Equity Incentives” below.

Incentive Bonus

To aid in motivating employees, including executive officers, to achieve Palm’s objectives and financial plans, each year the Compensation Committee approves cash bonus plans for Palm’s employees. The cash bonus plans are designed to deliver short-term incentive compensation. Participants are eligible for payments under the cash bonus plans only upon the achievement of certain performance metrics. For a broad-based group of employees, including executive officers, the Committee adopts an annual bonus plan with semi-annual payouts. Pursuant to this bonus plan and based on Palm’s financial performance, no bonuses were paid to the executive officers for either the first half or second half of fiscal year 2008.

Under the annual bonus plan, if the semi-annual performance metric thresholds set by the Committee are achieved, then executive officers’ individual cash awards under the plan are based both on results achieved against those performance metrics and on performance against individual goals, which reflect or serve company objectives, under the following formula:

Semi-Annual Base Salary	x	Target Bonus Percentage	x	Performance Against Company Performance Metrics	x	Performance Against Individual Bonus Objectives

Company performance metrics are recommended to the Compensation Committee by Palm’s Chief Executive Officer and Chief Financial Officer at the beginning of the first and second half of each fiscal year. The Compensation Committee reviews and approves the proposed performance metrics and associated target bonus plan funding levels based on its assessment of whether the proposed goals are reasonable and aligned with stockholder interests. With respect to individual performance goals, Palm’s Chief Executive Officer, with input from the entire executive team, first sets objectives for the company for each fiscal year. The executive officers then set individual objectives on a semi-annual basis for themselves and the departments they manage – approved by the Chief Executive Officer – that support Palm’s objectives and against which executive officer performance is measured. These individual and departmental objectives are used in determining the individual component of the cash bonus for executive officers. The Chairman of the Compensation Committee recommends to the Committee, after conferring with the board of directors, the Chief Executive Officer’s semi-annual individual performance objectives.

The Compensation Committee semi-annually reviews the performance of executive officers, including the Chief Executive Officer and other named executive officers, against the established objectives in order to determine the actual payment, if any, under the cash bonus plan. The Committee has determined that a semi-annual objective-setting and review is appropriate given the constantly evolving markets in which Palm operates. Any payments are made as a percentage of the executive officer’s salary based on the levels of performance achieved. Payments to executive officers under the cash bonus plan may be more or less than an individual’s target bonus as a function of individual performance, which can range from zero to 130% based on achievement of individual bonus objectives, and Palm’s performance against the performance metrics.

Company performance metrics for both the first half and second half of fiscal year 2008 were based on revenue, profitability and product quality targets aligned with overall corporate objectives. The Compensation Committee also set minimum percentage thresholds for the revenue and profitability results, both of which would have to be achieved for the executive officers to receive any bonus payout. For fiscal year 2008, the Committee determined target bonuses for the executive officers based on the executive officer peer group and, combined with base salary, the 60th percentile target for total cash compensation by position. The target bonuses for our executive officers for fiscal year 2008 ranged from 50% to 100% of base salary. Based on the expectations regarding his role and the nature of his equity compensation, our Executive Chairman did not have an incentive bonus component in his compensation package for fiscal year 2008. As noted above, pursuant to the bonus plan and based on Palm’s financial performance, no bonuses were paid to the executive officers for either the first half or second half of fiscal year 2008. In the four semi-annual bonus periods since modifying the bonus program in fiscal year 2007 to establish semi-annual rather than annual bonus targets, the Company has achieved performance in excess of both the revenue and profitability targets one time, and the payout percentage to executive officers in that period ranged from 27.4% to 44.5% of their semi-annual target bonuses.

Equity Incentives

Overview

We believe that equity compensation aligns the interests of our executive officers and employees with stockholder interests by creating a direct link between compensation and stockholder return. We also believe equity compensation helps to retain key employees in a competitive market for executive and employee talent. We weight distribution of equity compensation toward top performers and individuals with the greatest responsibilities and influence on our success. As a result, equity incentives represent a significant portion of total compensation for our executive officers, including the named executive officers.

The Compensation Committee generally grants equity compensation awards under Palm’s Amended and Restated 1999 Stock Plan. Under the 1999 Stock Plan, the Committee may grant options, restricted stock, stock appreciation rights, performance shares (otherwise known as restricted stock units or RSUs) and performance units to its executive officers when they first join Palm (new hire awards) and thereafter in the Committee’s discretion and based on performance (discretionary awards). To date, executive officers have been awarded only options, restricted stock and RSUs. The Committee expects that it will continue to use options and, to a lesser extent, RSUs as the primary forms of equity compensation for executive officers in fiscal year 2009. While options tend to have a more dilutive effect than other forms of equity compensation available under the 1999 Stock Plan, the Committee believes that they are the incentive most closely linked to Palm’s performance and to stockholders’ interests.

To enhance retention of our executive officers, equity awards granted to our executive officers are subject to vesting restrictions that generally lapse over a 48-month period. Palm believes that this vesting period also aligns the long-term interests of executive officers, Palm and stockholders. Options and RSUs generally vest and become exercisable only if the executive officer continues to serve Palm.

The number of options, shares of restricted stock and other equity awards that the Compensation Committee grants to a particular executive officer upon hire and throughout employment depends on the officer’s level of responsibility, the degree to which unvested equity can attract or retain the executive officer, the grants awarded to other executive officers, total potential ownership levels of an executive officer, individual performance, the terms of Palm’s equity plans and a review of stock option and other equity grants for comparable positions in the executive officer peer group. In making equity awards for fiscal year 2008, the Committee also considered the recommendations of the Chief Executive Officer, Compensia and Palm’s Senior Vice President, Human Resources as well as discussions with the board of directors with respect to the Executive Chairman’s and the Chief Executive Officer’s equity awards.

The Compensation and Audit Committees monitor Palm’s stock option and other equity award grant practices for compliance with governing regulations and good corporate practice. The Compensation Committee has historically granted annual awards to the Chief Executive Officer and other executive officers on the same date that awards are granted to Palm’s employees in general. New hire awards generally are granted on a monthly basis at the beginning of the month after the employee begins service. Options are granted by the Committee at the closing market price on the date of grant and become valuable only if the price of Palm’s stock subsequently increases.

Fiscal Year 2008 Awards

With respect to determining equity compensation for executive officers for fiscal year 2008, the Compensation Committee sought to balance: (1) Palm’s need to be competitive in attracting and retaining talented executive officers; (2) the effect of option expensing under Statement of Financial Accounting Standards No. 123(R); and (3) the dilutive effect of such practices and grants on Palm’s stockholders. While in previous years the Compensation Committee focused on reducing Palm’s equity overhang and burn rate, based on the expectations set as part of the Recapitalization Transaction and after consultation with major stockholders and the board of directors, the Committee elected to use aggressive equity awards to attract and retain executive officers and other key employees in fiscal year 2008. In addition to recruitment and retention, the equity awards in fiscal year 2008 were intended to reflect and reward the leadership and contributions by executives and other key employees necessary to achieve the transformative goals of the Recapitalization Transaction. The discretionary option awards for existing executive officers were intended to bring their unvested option positions more closely into line with the new hire awards made to Palm’s new executive officers at comparable levels of responsibility. Toward this end, the Compensation Committee made option grants to the named executive officers in fiscal year 2008, other than the Executive Chairman and Chief Executive Officer, ranging from 230,000 to 300,000 shares.

The Compensation Committee approved the option grant of 2 million shares and the RSU grant of 1 million shares to our Executive Chairman following arms-length negotiations in connection with the Recapitalization Transaction and taking into account the unique talents, proven and relevant experience and capabilities that factored into Palm’s decision to recruit him and pursue the transaction. The vesting of 50 percent of each of the option and RSU grants were tied to levels of substantial appreciation of Palm’s stock price ranging from 50% to 200% of the $8.50 post-transaction stock price on which Elevation Partners’ investment was based as well as time-based vesting over 45 months. See “Grants of Plan-Based Awards in Fiscal Year 2008 Table” on page 38 of this proxy statement. Both the Executive Chairman and the Committee intended that the substantial majority of his compensation be in the form of equity to demonstrate his long-term commitment to Palm and to fully align his interests with the interests of Palm’s stockholders.

With respect to our Chief Executive Officer, the Committee awarded him options to purchase 430,000 shares, 215,000 shares of restricted stock and an additional 215,000 RSUs in fiscal year 2008. The Committee took into account Palm’s low performance relative to the executive peer group as well as the importance of the Chief Executive Officer in Palm’s ability to execute on its future plans and achieve the goals of the Recapitalization Transaction, retention and motivation considerations and alignment with the equity awards granted to and equity positions of Palm’s Executive Chairman. While the restricted stock and RSUs granted to the Chief Executive Officer caused the potential economic value of the awards to exceed Palm’s executive officer peer group 60th percentile target, the restricted stock and RSUs granted to the Chief Executive Officer included vesting tied to levels of substantial appreciation of Palm’s stock price, ranging from 50% to 100% of the $8.50 stock price, as well as time-based vesting over 48 months and otherwise generally aligned with the similar provisions of the Executive Chairman’s grants. Thus, the Committee took steps to see that the Chief Executive Officer would only benefit from those awards to the extent that the goals of the Recapitalization Transaction are achieved and that stockholders realize substantial returns on their investments in Palm.

Stock Ownership Guidelines

The Compensation Committee views equity incentives primarily as a long-term incentive tool that links compensation for our employees and executive officers to Palm’s performance and the return achieved by our stockholders. The Committee and our board of directors believe that it is important for our executive officers and directors to be committed to Palm’s long-term interests and value creation. As a result, we adopted stock ownership guidelines in fiscal year 2007 to encourage significant, long-term equity ownership in Palm by our directors and executive officers. The Compensation Committee tracks the progress of our directors and executive officers in complying with these guidelines.

Benefits

We offer our executive officers the same competitive benefits program that we offer to all of our employees, including medical and life insurance, standard elements of a corporate benefits plan, an employee stock purchase plan and a 401(k) plan with matching contributions of 50% on the first 6% of pay deferred to the plan (subject to a maximum applicable salary). We consider our benefit plans available to employees, including our executive officers, to be competitive with the plans offered by other technology companies. We generally do not provide our executive officers with any perquisites, and in fiscal year 2008 we did not do so.

Change of Control/Severance Agreements

We have entered into agreements with each of our executive officers that provide for benefits upon termination of employment under certain circumstances, including in connection with a change of control of Palm. See “Potential Payments Upon Change-of-Control and Termination of Employment” beginning on page 41 of this proxy statement. We provide these benefits to maintain our competitive position in the market, attract and retain our executive officers, permit our executive team to focus on stockholder interests when considering strategic alternatives for Palm and provide compensation and career protection to our executive officers in the event of involuntary or effective loss of or material change in employment. These arrangements do not influence decisions about current compensation provided to the executive officers.

Tax Law Limits on Executive Compensation

For fiscal year 2008, the Compensation Committee considered the potential impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993 on executive officer compensation. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for any of the executive officers, other than compensation that is “performance-based.” Palm’s performance-based annual cash bonus plan permits Palm to pay compensation that is performance-based and thus generally fully deductible by Palm. The targeted cash compensation of the majority of the executive officers is below the $1 million threshold, Palm believes that any options granted under the 1999 Stock Plan will meet the requirement of being performance-based under Section 162(m) and Palm has made limited use of other securities available for grant under the 1999 Stock Plan. Accordingly, the Committee concluded that Section 162(m) should not materially reduce the tax deductions available to Palm. However, the Committee may from time to time approve compensation that is not deductible under Section 162(m) if it determines that it is in Palm’s best interests to do so.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

The following table sets forth information concerning the compensation paid by Palm to and equity compensation recognized for (i) our Chief Executive Officer, (ii) our Chief Financial Officer, (iii) the three other most highly compensated individuals who were serving as executive officers of Palm at the end of fiscal year 2008 and (iv) former officers of Palm who would have been two of the most highly compensated individuals had they remained as executive officers at the end of fiscal year 2008. We refer to such individuals collectively as the named executive officers in this proxy statement.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)		Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Edward T. Colligan President and Chief Executive Officer and Director	2008 2007	$757,500 610,000	$	— 86,184	$946,110 569,650	$5,077,035 1,836,334	$9,398 29,473	$6,790,043 3,131,641
Andrew J. Brown Senior Vice President, Chief Financial Officer	2008 2007	415,000 392,500		— 57,500	206,938 206,938	708,996 972,975	9,943 6,975	1,340,887 1,636,888
C. John Hartnett Senior Vice President, Global Markets	2008 2007	382,500 322,500		— 36,300	65,975 65,975	609,177 476,948	23,377 7,606	1,081,029 909,329
Brodie C. Keast (5) Senior Vice President, Marketing	2008	427,500		—	113,064	471,591	12,237	1,024,392
Jonathan J. Rubinstein (5) Executive Chairman	2008	362,500		—	1,395,575	979,158	1,852	2,739,085
Former Officers:
Michael R. Farese (6) Senior Vice President, Engineering	2008 2007	108,208 365,750		— —	270,665 60,168	551,814 983,415	375,693 6,775	1,306,380 1,416,108
Ronald R. Rhodes (7) Senior Vice President, Operations	2008 2007	187,500 300,000		— 22,600	— —	576,417 850,219	311,355 8,475	1,075,272 1,181,294

(1)	The amounts shown in this column represent bonus payments made to the named executive officers in fiscal year 2008, but which were earned in the second half of fiscal year 2007. Bonus payments made to Mr. Colligan, Mr. Brown, Mr. Farese, Mr. Hartnett and Mr. Rhodes in the amounts of $261,954, $158,601, $109,147, $106,148 and $67,163, respectively, in the second half of fiscal year 2007 were earned in fiscal year 2006 and do not appear in the table.

(2)	The amounts shown in this column represent the SFAS No. 123 compensation expense recognized in fiscal years 2008 and 2007 in connection with grants of restricted stock awards and RSUs to the named executive officers (excluding the effect of forfeitures). The amounts do not reflect compensation realized by the named executive officers.

(3)

The amounts shown in this column represent the SFAS No. 123(R) compensation expense recognized in fiscal years 2008 and 2007 in connection with non-qualified stock options granted to the named executive officers (excluding the effect of forfeitures). The amounts do not reflect compensation realized by the named executive officers. Under both SFAS No. 123(R) and SFAS No. 123 Palm primarily uses the Black- Scholes option valuation model to estimate the fair value of the Company’s stock options on the date of grant. During fiscal year 2008, Palm granted stock options, RSUs and restricted stock awards with vesting based on market conditions, or performance of Palm’s stock price. To value these awards, Palm used the Geometric Brownian Motion simulation model and the following key assumptions and inputs: volatility of 37%, risk-free interest rate of 4.1%, dividend yield of 0.0% and stock and strike prices of $8.91, the closing stock price on the date of grant. The weighted average key assumptions used in the valuation models for all options granted during the years ended May 31, 2008, 2007, 2006 and 2005 are provided below:

	Years Ended May 31,
Assumptions applicable to granted stock options:	2008	2007	2006	2005
Risk-free interest rate	3.6%	4.7%	4.3%	3.1%
Volatility	37%	42%	75%	75%
Option term (in years)	3.2	3.5	3.5	3.2
Dividend yield	0.0%	0.0%	0.0%	0.0%
Weighted average fair value at date of grant	$2.63	$5.18	$7.90	$7.73

In connection with the Recapitalization Transaction, Palm made shareholder-approved modifications to (1) the Handspring option plans and Palm’s 2001 Director Plan to include additional anti-dilution provisions for options awarded under these plans and (2) to all outstanding options and performance share awards, other than awards held by employees located in certain foreign jurisdictions, to preserve their respective pre-distribution intrinsic values. In accordance with SFAS No. 123(R), Palm calculated the incremental fair value of the modifications using the Trinomial Lattice simulation model and the following weighted average assumptions: volatility and risk-free rates based on the remaining contractual term of the option, dividend yield of 0.0%, early exercise multiple of 1.95, stock price on the date of modification adjusted for the expected $9.00 per share one-time cash distribution, and strike price based on the contractual strike price adjusted for the $9.00 per share one-time cash distribution. Palm determined the total incremental fair value associated with modifications made to grants held by named executive officers was as follows: with respect to Mr. Colligan, $3,637,818; and with respect to Mr. Hartnett, $142,397. This incremental fair value was recognized as equity compensation during fiscal year 2008.

(4)	All other compensation generally includes 401(k) matching payments, group term life insurance premiums, sabbatical payments and separation payments. With respect to Mr. Colligan: in fiscal year 2008, all other compensation includes $6,800 in 401(k) matching payments and $2,598 in group term life insurance premiums; in fiscal year 2007, all other compensation includes $7,150 in 401(k) matching payments, $1,170 in group term life insurance premiums and $21,153 in sabbatical payments (per the terms of Palm’s sabbatical plan, Mr. Colligan elected to take two weeks off at double pay versus four weeks off at regular pay). With respect to Mr. Brown: in fiscal year 2008, all other compensation includes $8,000 in 401(k) matching payments and $1,943 in group term life insurance premiums; in fiscal year 2007, all other compensation includes $6,975 in 401(k) matching payments. With respect to Mr. Hartnett: in fiscal year 2008, all other compensation includes $6,700 in 401(k) matching payments, $1,293 in group term life insurance premiums and $15,384 in sabbatical payments (per the terms of Palm’s sabbatical plan, Mr. Hartnett elected to take two weeks off at double pay versus four weeks off at regular pay); in fiscal year 2007, all other compensation includes $6,895 in 401(k) matching payments and $711 in group term life insurance premiums. With respect to Mr. Keast: in fiscal year 2008, all other compensation includes $9,125 in 401(k) matching payments and $3,112 in group term life insurance premiums. With respect to Mr. Rubinstein: in fiscal year 2008, all other compensation represents $1,852 in group term life insurance premiums. With respect to Mr. Farese: in fiscal year 2008, all other compensation includes $2,164 in 401(k) matching payments, $2,529 in group term life insurance premiums and $371,000 in separation payments; in fiscal year 2007, all other compensation includes $6,775 in 401(k) matching payments. With respect to Mr. Rhodes: in fiscal year 2008, all other compensation includes $4,375 in 401(k) matching payments, $3,020 in group term life insurance premiums and $303,960 in separation payments; in fiscal year 2007, all other compensation includes $8,475 in 401(k) matching payments.

(5)	Mr. Keast and Mr. Rubinstein were not named executive officers during fiscal year 2007. Mr. Keast joined Palm in November 2006. Mr. Rubinstein joined Palm in October 2007.

(6)	Mr. Farese departed Palm in September 2007. Under Mr. Farese’s severance agreement, he was entitled to accelerated vesting of 50% of his unvested RSUs and one year of his unvested options. The equity compensation recognized for the acceleration is included in the stock awards and option awards columns for 2008.

(7)	Mr. Rhodes departed Palm in January 2008. Under Mr. Rhodes’ severance agreement, he was entitled to accelerated vesting of one year of his unvested options. The equity compensation recognized for the acceleration is included in the option awards column for 2008.

Employment Agreements

Edward T. Colligan

In June 2003, in anticipation of Palm’s acquisition of Handspring, Inc., Palm entered into an offer letter agreement with Edward T. Colligan, effective as of October 2003, which provides for: a base annual salary of $350,000, bonus eligibility, sales incentive compensation eligibility with a target annual payout of $117,000 and a grant of 40,000 shares of restricted stock (such number of shares is adjusted to give effect to the 100% stock dividend effective as of March 14, 2006), subject to a two year vesting schedule in equal annual installments. In May 2005, Mr. Colligan was promoted to Chief Executive Officer, and, effective in June 2005, his base annual salary was increased to $550,000 and his annual bonus target was adjusted to 100% of base annual salary. In September 2006, his base annual salary was increased to $630,000. In September 2007, his base annual salary was increased to $800,000.

Andrew J. Brown

In November 2004, Palm entered into an offer letter agreement with Andrew J. Brown, which provides for: a base annual salary of $350,000, bonus eligibility at a target rate of 70% of base annual salary and a grant of an option to acquire 450,000 shares of Palm common stock (such number of shares is adjusted to give effect to the 100% stock dividend effective as of March 14, 2006), subject to four year vesting, with 25% vesting after the first year and monthly vesting thereafter. In addition, the offer letter provides for the grant of 50,000 shares of restricted stock, subject to a four-year vesting schedule in equal annual installments (such number of shares is adjusted to give effect to the 100% stock dividend effective as of March 14, 2006). In September 2006, his base annual salary was increased to $400,000. In September 2007, his base annual salary was increased to $420,000.

C. John Hartnett

In September 2003, in anticipation of Palm’s acquisition of Handspring, Inc., Palm entered into an offer letter agreement with C. John Hartnett, effective as of October 2003, which provides for: a base annual salary of $210,000, bonus eligibility, sales incentive compensation eligibility with a target annual payout of $60,000 and a grant of an option to acquire 98,263 shares of Palm common stock (such number of shares is adjusted to give effect to the 100% stock dividend effective as of March 14, 2006 and the October 24, 2007 Recapitalization Transaction), subject to three year vesting, with 33% vesting after the first year and monthly vesting thereafter. In September 2005, Mr. Hartnett was promoted to Senior Vice President, Worldwide Sales and Customer Services, his base annual salary was increased to $285,000 and his compensation was adjusted to provide for enhanced bonus eligibility in lieu of sales incentive compensation eligibility. In October 2005, his base annual salary was increased to $300,000 and his annual bonus target was adjusted to 60% of base annual salary in lieu of sales incentive compensation eligibility. In September 2006, his base annual salary was increased to $330,000. In September 2007, his base annual salary was increased to $400,000.

Brodie C. Keast

In October 2006, Palm entered into an offer letter agreement with Brodie C. Keast, which provides for: a base annual salary of $420,000, bonus eligibility at a target rate of 60% of base annual salary, a grant of 31,589 Palm RSUs (such number of shares is adjusted to give effect to the October 24, 2007 Recapitalization Transaction), subject to 100% vesting after the first year, and an option to acquire 300,000 shares of Palm common stock, subject to four year vesting, with 25% vesting after the first year and monthly vesting thereafter. In September 2007, his base annual salary was increased to $430,000.

Jonathan J. Rubinstein

In June 2007, in connection with the Recapitalization Transaction, Palm entered into an offer letter agreement with Jonathan J. Rubinstein, amended and effective as of October 2007, which provides for: 50% minimum time commitment to Palm’s business, a base annual salary of $600,000, a grant of 1,000,000 Palm RSUs and a grant of an option to acquire 2,000,000 shares of Palm common stock. 50% of the RSUs are subject to 45-month vesting, with 25% vesting on each of the 9-, 21-, 33- and 45-month anniversaries of the November 6, 2007 grant date. The remaining 50% of the RSUs vest based on a combination of performance-based vesting tied to tiered increases in the price per share of Palm’s common stock and time-based vesting with 25% eligible to vest after the first nine months and the remainder eligible to vest annually thereafter. 50% of the option is subject to 45-month vesting, with 25% vesting after nine months and monthly vesting thereafter. The remaining 50% of the option vests based on a combination of performance-based vesting tied to tiered increases in the price per share of Palm’s common stock and time-based vesting with 25% eligible to vest after the first nine months and the remainder eligible to vest monthly thereafter. See Item 5.02 in Palm’s current report on Form 8-K filed with the Securities and Exchange Commission on October 30, 2007.

Former Officers:

Michael R. Farese

In August 2005, Palm entered into an offer letter agreement with Michael R. Farese, which provides for: a base annual salary of $350,000, bonus eligibility at a target rate of 50% of base annual salary and a grant of an option to acquire 300,000 shares of Palm common stock (such number of shares is adjusted to give effect to the 100% stock dividend effective as of March 14, 2006), subject to four year vesting, with 25% vesting after the first year and monthly vesting thereafter. In September 2006, his base annual salary was increased to $371,000. In September 2007, Mr. Farese departed Palm under the terms of Palm’s standard severance agreement. See Severance Payments upon Termination of Employment.

Ronald R. Rhodes

In December 2005, Palm entered into an offer letter agreement with Ronald R. Rhodes, which provides for: a base annual salary of $300,000, bonus eligibility at a target rate of 50% of base annual salary and a grant of an option to acquire 220,000 shares of Palm common stock (such number of shares is adjusted to give effect to the 100% stock dividend effective as of March 14, 2006), subject to four year vesting, with 25% vesting after the first year and monthly vesting thereafter. In January 2008, Mr. Rhodes departed Palm under the terms of Palm’s standard severance agreement. See Severance Payments upon Termination of Employment.

Grants of Plan-Based Awards in Fiscal Year 2008 Table

The table below shows the equity awards that were granted to each of the named executive officers during fiscal year 2008.

Name	Grant Date	All Other Stock Awards Or Units (#)(1)	All Other Option Awards (#)(2)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock & Option Awards ($)(3)
Edward T. Colligan	11/06/07	430,000	430,000	$8.91	$3,732,701
Andrew J. Brown	11/06/07	—	230,000	8.91	594,826
C. John Hartnett	11/06/07	—	300,000	8.91	775,860
Brodie Keast	11/06/07	—	250,000	8.91	646,550
Jonathan J. Rubinstein	11/06/07	1,000,000	2,000,000	8.91	12,634,500
Former Officers:
Michael R. Farese	—	—	—	—	—
Ronald R. Rhodes	—	—	—	—	—

(1)	Amounts reflect restricted stock and RSUs granted under the 1999 Stock Plan to Mr. Colligan and under an inducement plan under the Nasdaq Marketplace Rules to Mr. Rubinstein. The fair market value of the shares on the grant date was $8.91 per share. With respect to the shares granted to Mr. Colligan, the shares vest over a four-year period, subject to certain performance criteria. With respect to the shares granted to Mr. Rubinstein, 500,000 shares vest over a 45-month period, with 25% vesting on the nine month anniversary of the grant date and yearly thereafter and 500,000 shares vest over a 45-month period, subject to certain performance criteria. RSUs are eligible to earn any quarterly or other regular, periodic dividends or distributions.

(2)	Amounts reflect non-qualified stock options granted under the 1999 Stock Plan to Messrs. Colligan, Brown, Hartnett and Keast and under an inducement plan under the Nasdaq Marketplace Rules to Mr. Rubinstein. With respect to Messrs. Colligan, Brown, Hartnett and Keast, shares subject to the options vest over a four-year period in forty-eight equal monthly installments. With respect to Mr. Rubinstein, 1,000,000 shares subject to the option vest over a 45-month period, with 25% vesting on the nine-month anniversary of the grant date and the remainder vesting monthly thereafter and 1,000,000 shares subject to the option vest over a 45-month period, subject to certain performance criteria.

(3)	Amounts represent the full grant date fair value of the equity award (restricted stock, RSU or non-qualified stock option awards) granted in fiscal year 2008 pursuant to SFAS No. 123(R) and do not reflect compensation realized by the named executive officer.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information concerning the outstanding options and stock awards—as adjusted, as appropriate, for the spin-off of PalmSource, Inc. effective as of October 28, 2003, a 100% stock dividend effective as of March 14, 2006 and the Recapitalization Transaction which closed on October 24, 2007—held at May 30, 2008 by the named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Edward T. Colligan	699,607	—		0.1360	10/12/08
	70,553	—		2.2070	06/15/11
	75,814	—		2.0570	02/05/13
	109,791	200,209	(2)	4.2510	12/12/13
	385,208	44,792	(3)	5.5410	10/08/14
	53,750	376,250	(4)	8.9100	11/06/14
	313,541	116,459	(5)	4.0410	06/06/15
						2,500	(6)	15,150
						20,000	(7)	121,200
						40,000	(8)	242,400
						215,000	(9)	1,302,900
						215,000	(10)	1,302,900
Andrew J. Brown	38,958	71,042	(2)	4.2510	12/12/13
	28,750	201,250	(4)	8.9100	11/06/14
	384,375	65,625	(11)	6.7960	12/17/14
						12,500	(12)	75,750
C. John Hartnett	4,833	—		2.2070	02/16/10
	29,062	—		2.0570	02/05/13
	25,263	—		2.2070	10/29/13
	38,958	71,042	(2)	4.2510	12/12/13
	25,333	4,167	(3)	5.5410	10/08/14
	37,500	262,500	(4)	8.9100	11/06/14
	16,284	5,250	(13)	3.4360	02/01/15
	57,584	41,250	(14)	2.7060	11/03/15
						5,000	(15)	30,300
Brodie Keast	112,500	187,500	(16)	4.2310	12/01/13
	31,250	218,750	(4)	8.9100	11/06/14
						—		—
Jonathan J. Rubinstein	—	1,000,000	(17)	8.9100	11/06/14
	—	1,000,000	(18)	8.9100	11/06/14
						500,000	(19)	3,030,000
						500,000	(20)	3,030,000
Former Officers:
Michael R. Farese	—	—		—	—	—		—
Ronald R. Rhodes	—	—		—	—	—		—

(1)	Market values have been estimated using a stock price of $6.06, which was the closing price on May 30, 2008.

(2)	The option was granted on December 12, 2006. The shares subject to the option vest and become exercisable monthly to be fully vested on December 12, 2010 assuming continued employment with the Company.

(3)	The option was granted on October 8, 2004. The shares subject to the option vest and become exercisable monthly to be fully vested on October 8, 2008 assuming continued employment with the Company.

(4)	The option was granted on November 6, 2007. The shares subject to the option vest and become exercisable monthly to be fully vested on November 6, 2011 assuming continued employment with the Company.

(5)	The option was granted on June 6, 2005. The shares subject to the option vest and become exercisable monthly to be fully vested on June 6, 2009 assuming continued employment with the Company.

(6)	The restricted stock was granted on October 8, 2004. The shares subject to the grant vest as to 25% of the shares on the first anniversary and yearly thereafter to be fully vested on October 8, 2008 assuming continued employment with the Company.

(7)	The restricted stock was granted on June 6, 2005. The shares subject to the grant vest as to 25% of the shares on the first anniversary and yearly thereafter to be fully vested on June 6, 2009 assuming continued employment with the Company.

(8)	The restricted stock was granted on March 22, 2006. The shares subject to the grant vest as to 25% of the shares on the first anniversary and yearly thereafter to be fully vested on March 22, 2010 assuming continued employment with the Company.

(9)	The RSUs were granted on November 6, 2007. The shares subject to the grant vest in equal, annual tranches over a four-year period, provided that the closing price of Palm common stock achieves a pre-determined target of $17.00. Assuming continued employment with the Company and achievement of the target closing price of Palm common stock, these shares will be fully vested on November 6, 2011. If the closing price of Palm common stock does not reach $17.00 by November 6, 2011, the shares will be forfeited.

(10)	The restricted stock was granted on November 6, 2007. The shares subject to the grant vest in equal, annual tranches over a four-year period, provided that the closing price of Palm common stock achieves a pre-determined target of $12.75. Assuming continued employment with the Company and achievement of the target closing price of Palm common stock, these shares will be fully vested on November 6, 2011. If the closing price of Palm common stock does not reach $12.75 by November 6, 2011, the shares will be forfeited.

(11)	The option was granted on December 17, 2004. The shares subject to the option vest as to 25% of the shares on the first anniversary and monthly thereafter to be fully vested on December 13, 2008 assuming continued employment with the Company.

(12)	The restricted stock was granted on December 17, 2004. The shares subject to the grant vest as to 25% of the shares on the first anniversary and yearly thereafter to be fully vested on December 13, 2008 assuming continued employment with the Company.

(13)	The option was granted on February 1, 2005. The shares subject to the option vest and become exercisable monthly to be fully vested on February 1, 2009 assuming continued employment with the Company.

(14)	The option was granted on November 3, 2005. The shares subject to the option vest and become exercisable monthly to be fully vested on November 3, 2009 assuming continued employment with the Company.

(15)	The restricted stock was granted on February 1, 2005. The shares subject to the grant vest as to 25% of the shares on the first anniversary and yearly thereafter to be fully vested on February 1, 2009 assuming continued employment with the Company.

(16)	The option was granted on December 1, 2006. The shares subject to the option vest as to 25% of the shares on November 27, 2007 and monthly thereafter to be fully vested on November 27, 2010 assuming continued employment with the Company.

(17)	The option was granted on November 6, 2007. The shares subject to the option vest as to 25% of the shares on August 6, 2008 and monthly thereafter to be fully vested on August 6, 2011 assuming continued employment with the Company.

(18)	The option was granted on November 6, 2007 and consists of three tranches. The shares in each tranche subject to the option vest as to 25% of the shares on August 6, 2008 and monthly thereafter, provided that the closing price of Palm common stock achieves certain pre-determined targets for each tranche. The tranches of 333,334 shares, 333,333 shares and 333,333 shares have a pre-determined target for the closing price of Palm common stock of $12.75, $17.00 and $25.50, respectively. Assuming continued employment with the Company and achievement of the target closing price of Palm common stock for the respective tranches, these shares will be fully vested on August 6, 2011. If the closing price of Palm common stock does not reach the pre-determined target for the tranche, the shares in that tranche will be forfeited.

(19)	The RSUs were granted on November 6, 2007. The shares subject to the grant vest as to 25% of the shares on August 6, 2008 and yearly thereafter to be fully vested on August 6, 2011 assuming continued employment with the Company.

(20)	The RSUs were granted on November 6, 2007 and consist of two equal tranches. The shares in each tranche subject to the grant vest as to 25% of the shares on August 6, 2008 and yearly thereafter, provided that the closing price of Palm common stock achieves pre-determined targets of $12.75 and $17.00 for the first and second tranches, respectively. Assuming continued employment with the Company and achievement of the target closing price of Palm common stock for the respective tranches, these shares will be fully vested on August 6, 2011. If the closing price of Palm common stock does not reach the pre-determined target for the tranche, the shares in that tranche will be forfeited.

Options Exercised and Stock Vested in Fiscal Year 2008 Table

The following table sets forth information concerning option exercises and stock awards that vested during fiscal year 2008 by or for the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized upon Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Edward T. Colligan	91,000	$1,436,251	32,500	$313,843
Andrew J. Brown	—	—	12,500	71,363
C. John Hartnett	—	—	5,000	30,095
Brodie Keast	—	—	31,589	205,644
Jonathan J. Rubinstein	—	—	—	—
Former Officers:
Michael R. Farese	167,623	118,548	18,334	284,177
Ronald R. Rhodes	—	—	—	—

(1)	Represents the amounts realized based on the difference between the market price of the Company’s common stock on the date of exercise and the exercise price.

(2)	Represents the amount realized based on the market price of the Company’s common stock on the vesting date.

Potential Payments Upon Change-of-Control and Termination of Employment

Each of our named executive officers is eligible to receive certain payments and benefits in connection with termination of employment under various circumstances. The potential benefits payable to our named executive officers, assuming a termination of employment on May 30, 2008 pursuant to any individual agreement with Palm, are described below.

Any actual amounts paid or distributed to our named executive officers as a result of one of the separation events occurring in the future may be different than those described below due to the fact that many factors affect the amounts of any payments described under the various separation events discussed below.

Potential Change of Control Payments

Change of Control Provisions in Palm’s 1999 Stock Plan

Palm’s 1999 Stock Plan, as amended (the “1999 Stock Plan”), provides that in the event of Palm’s merger with or into another corporation or the sale of all or substantially all of Palm’s assets, the successor corporation may assume or substitute an equivalent award for each outstanding option or stock purchase right. If following such an assumption or substitution, the holder of an option or stock purchase right is terminated without cause within 12 months following a change of control, then the vesting and exercisability of 50% of the then unvested shares of common stock of Palm subject to his or her option or stock purchase right will accelerate. If the outstanding options or stock purchase rights are not assumed or substituted for in connection with a merger or sale of assets, the administrator of the 1999 Stock Plan will notify the optionee that he or she has the right to exercise the option or stock purchase right as to all of the shares subject to the option or stock purchase right, including shares that would not otherwise be exercisable, for 15 days from the date of the notice. Thereafter, the option or stock purchase right terminates.

For purposes of the 1999 Stock Plan, “cause” is generally defined as: (i) an act of personal dishonesty intended to result in substantial personal enrichment; (ii) a felony conviction; (iii) a willful act that constitutes gross misconduct and that is injurious to Palm; or (iv) continued violations of obligations to Palm following delivery by Palm of a written demand for performance. For purposes of the 1999 Stock Plan, “change of control” is generally defined as: (i) any person becoming the beneficial owner, directly or indirectly, of securities of Palm representing 50% or more of the total voting power represented by Palm’s then outstanding voting securities who is not already such as of the effective date of the 1999 Stock Plan; (ii) the sale or disposition of all or substantially all of Palm’s assets; (iii) the merger or consolidation of Palm with any other corporation, other than a merger or consolidation which would result in the voting securities of Palm outstanding immediately prior thereto continuing to represent at least 50% of the total voting power represented by the voting securities of Palm or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (iv) a change in the composition of the Board within two years that results in fewer than a majority of the directors being incumbent directors (as defined in the 1999 Stock Plan).

Management Retention Agreements

Palm has entered into Management Retention Agreements with the following named executive officers: Edward T. Colligan, Andrew J. Brown, Michael R. Farese, C. John Hartnett, Brodie C. Keast, Ronald R. Rhodes and Jonathan J. Rubinstein. Under each of Mr. Colligan’s, Mr. Farese’s, Mr. Hartnett’s, Mr. Keast’s and Mr. Rhodes’ retention agreements, the executive’s outstanding stock options, restricted stock and RSUs become fully vested (regardless of performance requirements) if, within 12 months following a change of control, his employment is terminated involuntarily by Palm or a successor entity other than for cause, death or disability or is terminated voluntarily by him for good reason. The Management Retention Agreements with Mr. Brown and Mr. Rubinstein entitle them to full acceleration of the vesting of their outstanding stock options and full vesting of any shares of restricted stock and RSUs (regardless of performance requirements) upon a change of control or, in the case of Mr. Rubinstein, if within three months prior to a change of control his employment is terminated involuntarily by Palm other than for cause, death or disability or is terminated voluntarily by him for good reason. Further, the Management Retention Agreements with all of the named executive officers listed above provide that each such officer is entitled to additional severance benefits if, within 12 months following a change of control (or, in the case of Mr. Rubinstein, if within three months prior to a change of control), the employee’s employment is terminated involuntarily by Palm or a successor entity other than for cause, death or disability or is terminated voluntarily by the employee for good reason and the employee enters into a mutual release of claims with Palm or a successor entity. These severance benefits include a severance payment equal to 100% of such employee’s annual salary and target bonus in effect on the date of the change of control or the employee’s termination (whichever bonus amount is higher), continued company-paid coverage of certain employee benefits (health, dental, vision, long-term disability and life insurance) for up to two years following his termination, pro-rated bonus payment in effect for the fiscal year in which the change of control or the employee’s termination occurs (whichever bonus amount is higher), and a gross-up payment to eliminate the effects of any applicable “golden parachute” excise tax.

For purposes of the Management Retention Agreements, “cause” (other than for Mr. Rubinstein) and “change of control” are generally defined in the same manner as those terms are defined under the 1999 Stock Plan, as discussed above. For the purposes of the Management Retention Agreements other than Mr. Rubinstein’s Management Retention Agreement, “voluntary termination for good reason” is generally defined as a named executive officer voluntarily resigning after the occurrence of any of the following: (i) a material reduction of a named executive officer’s duties, title, authority or responsibilities or the assignment to the named executive officer of such reduced duties, title, authority or responsibilities without the named executive officer’s express written consent; (ii) a material reduction, without good business reasons, of the facilities and perquisites available to the named executive officer immediately prior to the reduction, without the named executive officer’s express written consent; (iii) a reduction in the base salary of the named executive officer as in effect immediately prior to such reduction; (iv) a material reduction in the aggregate level of employee benefits, including bonuses, to which the named executive officer was entitled immediately prior to such reduction; (v) the relocation of the named executive officer to a facility or a location more than 35 miles from the named executive officer’s then present location, without the named executive officer’s express written consent; (vi) the failure of Palm to obtain the assumption of the Management Retention Agreement by any successors; or (vii) any act or set of facts or circumstances which would, under California case law or statute constitute a constructive termination of the named executive officer. For purpose of Mr. Rubinstein’s Management Retention Agreement, “cause” and “good reason” are defined in the same manner as those terms are defined in his Severance Agreement, as discussed below.

The table below shows the amounts payable to the named executive officers under the Management Retention Agreements, as applicable, upon a change of control, or following a change of control or, in the case of Mr. Rubinstein, within three months prior to a change of control, upon an involuntary termination other than for cause, death or disability or voluntary termination by the named executive officer for good reason, as if the named executive officer’s employment was terminated as of May 30, 2008, the last day of Palm’s fiscal year.

Name	Annual Compensation ($)(1)	Pro-Rated Bonus Payment ($)(2)	Award Vesting Acceleration ($)(3)	Benefits ($)(4)	Tax Gross Up ($)(5)	Total ($)
Edward T. Colligan	$1,600,000	$800,000	$3,604,613	$31,661	$—	$6,036,274
Andrew J. Brown	714,000	294,000	204,252	30,642	—	1,242,894
C. John Hartnett	640,000	240,000	313,101	30,763	—	1,223,864
Brodie C. Keast	688,000	258,000	342,938	30,797	—	1,319,735
Jonathan J. Rubinstein	600,000	—	6,060,000	24,063	2,292,357	8,976,420

(1)	Per the terms of each named executive officer’s Management Retention Agreement, annual compensation includes annual base salary and 100% of the named executive officer’s annual bonus target.

(2)

Per the terms of each named executive officer’s Management Retention Agreement, the pro-rated bonus payment is a lump-sum cash payment equal to one hundred percent (100%) of the higher of (A) the named executive officer’s target bonus in effect for the fiscal year in which the change of control occurs or (B) the named executive officer’s target bonus in effect for the fiscal year in which the named executive officer’s termination occurs, pro-rated for the number of days prior to the named executive officer’s termination during such fiscal year. Although we have disclosed the total potential pro-rated bonus payment on an annual basis to comply with applicable securities regulations, Palm pays bonuses on a semi-annual basis. Therefore, we believe that the potential bonus amount in this column should be half of what we have disclosed.

(3)	Amounts represent the spread between strike price and Palm’s closing market price per share on May 30, 2008, or $6.06, multiplied by the number of shares subject to acceleration.

(4)	Per the terms of each named executive officer’s Management Retention Agreement, benefits include Company-paid premiums for health, dental, vision, long-term disability and life insurance coverage for the named executive officer and dependents for two years.

(5)	Pursuant to the golden parachute excise tax calculation, only Mr. Rubinstein would be entitled to a tax gross-up. The gross-up is calculated assuming the highest federal and state marginal income tax rates.

Severance Payments Upon Termination of Employment

Severance Agreements

Palm has entered into Severance Agreements with Edward T. Colligan, Andrew J. Brown, Michael R. Farese, C. John Hartnett, Brodie C. Keast, Ronald R. Rhodes and Jonathan J. Rubinstein. Pursuant to the Severance Agreements, each of these named executive officers is entitled to severance benefits if his employment is terminated involuntarily by Palm other than for cause, death or disability or voluntarily by the employee for good reason and the employee enters into a mutual release with Palm, complies with all of the terms of the Severance Agreement, including the non-solicitation of employees, and does not qualify for payments and benefits under his Management Retention Agreement. The severance benefits include a lump-sum payment equal to 100% of annual base salary, one year of accelerated vesting of options (excluding any shares that would vest solely or have their vesting accelerate upon the achievement of performance objectives), vesting of one-half of any shares of restricted stock and RSUs (excluding any shares that vest solely or have their vesting accelerate upon the achievement of performance objectives) and certain employer paid health benefits for one year if the employee elects continuation coverage. Under the terms of the Severance Agreements, a termination event will not be deemed to have occurred where an individual is employed by a subsidiary of Palm and Palm distributes the securities of such subsidiary to Palm’s stockholders.

For the purposes of the Severance Agreements, other than Mr. Rubinstein’s Severance Agreement, “cause” is generally defined as: (i) a named executive officer’s failure to perform the duties of the named executive officer’s position to the reasonable satisfaction of Palm’s Chief Executive Officer after receipt of a written warning; (ii) any act of dishonesty that is intended to result in a named executive officer’s substantial personal enrichment; (iii) a named executive officer’s conviction or plea of no contest to a crime that negatively reflects on a named executive officer’s fitness to perform the named executive officer’s duties or harms Palm’s reputation or business; (iv) willful misconduct by the named executive officer that is injurious to Palm’s reputation or business; or (v) a named executive officer’s willful violation of a material Palm employment policy.

For the purposes of Mr. Rubinstein’s Severance Agreement, “cause” is defined as (i) an act of personal dishonesty that Mr. Rubinstein takes in connection with his responsibilities as an employee and intended to result in his substantial personal enrichment, (ii) Mr. Rubinstein’s conviction of a felony that negatively reflects on his fitness to perform his duties or harms Palm’s reputation in business, (iii) Mr. Rubinstein’s willful misconduct, which is injurious to Palm (or any subsidiary thereof that employs him at such time), or (iv) Mr. Rubinstein’s failure to perform the duties of his position (as they may exist from time to time) to the reasonable satisfaction of Palm’s board of directors after receipt of a written warning and after he has had 30 days to cure such failure to perform.

For the purposes of Mr. Brown’s, Mr. Farese’s, Mr. Hartnett’s, Mr. Keast’s and Mr. Rhodes’ Severance Agreements, “good reason” is generally defined as, without a named executive officer’s written consent: (i) a named executive officer being assigned to duties by Palm that are substantially inconsistent with the named executive officer’s training, education and professional experience; (ii) a named executive officer’s principal work location being moved more than 60 miles from its location on the effective date of the Severance Agreement; (iii) Palm reducing a named executive officer’s aggregate base salary and target bonus opportunity below the named executive officer’s aggregate base salary and target bonus opportunity on the effective date of the Severance Agreement; or (iv) Palm’s failure to provide substantially comparable benefits in the aggregate to those provided to similarly situated employees of Palm.

For the purposes of Mr. Colligan’s Severance Agreement, “good reason” is defined as, without Mr. Colligan’s written consent: (i) Mr. Colligan being assigned to duties by Palm that are substantially inconsistent with his training, education and professional experience; (ii) Mr. Colligan being demoted; (iii) Mr. Colligan being required to report to anyone other than Palm’s Chief Executive Officer or the board of directors; (iv) Mr. Colligan’s principal work location being moved more than 35 miles from its location on the effective date of the Severance Agreement; (v) Palm reducing Mr. Colligan’s aggregate base salary and target bonus opportunity below Mr. Colligan’s aggregate base salary and target bonus opportunity on the effective date of the Severance Agreement; or (vi) Palm’s failure to provide substantially comparable benefits in the aggregate to those provided to similarly situated employees of Palm.

For the purposes of Mr. Rubinstein’s Severance Agreement, “good reason” is defined as, without Mr. Rubinstein’s written consent, (i) a material reduction of Mr. Rubinstein’s duties, title, authority or responsibilities, relative to his duties, title, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to him of such reduced duties, title, authority or responsibilities; (ii) a material reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to Mr. Rubinstein immediately prior to such reduction; (iii) a reduction by Palm in Mr. Rubinstein’s base salary as in effect immediately prior to such reduction; (iv) a material reduction by Palm in the aggregate level of employee benefits, including bonuses, to which Mr. Rubinstein was entitled immediately prior to such reduction with the result that his aggregate benefits package is materially reduced (other than a reduction that generally applies to Palm employees); (v) Mr. Rubinstein’s relocation to a facility or working location more than 35 miles from his facility or working location at such time; (vi) Palm’s failure to obtain the assumption of this agreement by any successors; (vii) the requirement by Palm or any successor to Palm that Mr. Rubinstein devote more than 50% of his time to Palm’s (or its successor’s) business; (viii) the breach by Palm of Mr. Rubinstein’s Severance Agreement, Offer Letter or Management Retention Agreement; or (ix) any act or set of facts or circumstances which would, under California case law or statute constitute Mr. Rubinstein’s constructive termination.

The table below shows the amounts payable to the named executive officers under the Severance Agreements upon involuntary termination other than for cause, death or disability or voluntary termination by the named executive officer for good reason, as if the named executive officer’s employment was terminated as of May 30, 2008, the last day of Palm’s fiscal year.

Name	Annual Compensation ($)(1)	Award Vesting Acceleration ($)(2)	Benefits ($)(3)	Total ($)
Edward T. Colligan	$800,000	$569,831	$13,966	$1,383,797
Andrew J. Brown	420,000	87,616	13,910	521,526
C. John Hartnett	400,000	173,069	14,013	587,082
Brodie C. Keast	430,000	137,175	13,966	581,141
Jonathan J. Rubinstein	600,000	1,515,000	10,231	2,125,231

(1)	Per the terms of each named executive officer’s Severance Agreement, annual compensation includes 100% of a named executive officer’s annual base salary.

(2)	Amounts represent the spread between strike price and Palm’s closing market price per share on May 30, 2008, or $6.06, multiplied by the number of shares subject to acceleration.

(3)	Per the terms of each named executive officer’s Severance Agreement, benefits include Company-paid premiums for health, dental and vision for the named executive officer and dependents for one year.

EQUITY COMPENSATION PLANS

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes Palm’s equity compensation plans as of May 30, 2008:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	18,013,191	(1)	$6.02	14,489,095	(2)(3)
Equity compensation plans not approved by security holders	—		—	—

(1)	This number of shares does not include outstanding options to purchase 4,342,108 shares of Palm common stock assumed through various mergers and acquisitions and inducement awards granted under the Nasdaq Marketplace Rules in connection with our Recapitalization Transaction. At May 30, 2008 these options had a weighted average exercise price of $4.93 per share. Except for shares of common stock underlying the options outstanding under the plans assumed through such mergers and acquisitions and the inducement grants, there are no shares of common stock reserved under these plans, including shares for new grants. In the event that any such assumed option is not exercised, no further option to purchase shares of common stock will be issued in place of such unexercised option. However, we have the authority, if necessary, to reserve additional shares of common stock under these plans to the extent such shares are necessary to effect an adjustment to maintain option value, including intrinsic value, of the outstanding options under these plans in specific circumstances.

(2)	This number of shares includes 7,837,334 shares of common stock reserved for future issuance under our 1999 Employee Stock Purchase Plan, as amended (the “1999 ESPP”), 5,918,689 shares of Palm common stock reserved for future issuance under the Palm 1999 Stock Plan, and 733,072 shares of Palm common stock reserved for future issuance under the 2001 Stock Option Plan for Non-Employee Directors.

(3)	The Palm 1999 Stock Plan also provides for annual increases on the first day of each fiscal year in the number of shares available for issuance under the Palm 1999 Stock Plan equal to 5% of the outstanding shares of Palm common stock on such date, or a lesser amount as may be determined by the board of directors. In addition, the 1999 ESPP provides for annual increases on the first day of each fiscal year in the number of shares available for issuance under the 1999 ESPP equal to the lesser of 2% of the outstanding shares of common stock on such date, 1,479,582 shares or an amount determined by the board of directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2008, Gordon A. Campbell, Fred D. Anderson, William T. Coleman and D. Scott Mercer served as members of the Compensation Committee of Palm’s board of directors, none of whom is or has been an officer or employee of Palm or any of its subsidiaries. None of Palm’s executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on Palm’s Compensation Committee. Our Chief Executive Officer, Ed Colligan, serves on the board of directors of Numenta, Inc. Donna L. Dubinsky, one of our directors, is the chief executive officer of Numenta.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Palm has adopted a written policy for approval of transactions between Palm and its directors, director nominees, executive officers, greater than 5% beneficial owners, and their respective immediate family members, where the amount involved in the transaction exceeds or is expected to exceed $120,000 in a single fiscal year. The policy provides that the Audit Committee reviews certain transactions subject to the policy and determines whether or not to approve those transactions. In doing so, the Audit Committee takes into account, among other factors it deems appropriate, whether the transaction is on terms that are no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. In addition, Palm’s board of directors has delegated authority to the chairperson of the Audit Committee to pre-approve transactions where the aggregate amount involved is expected to be less than $1 million. A summary of any new transactions pre-approved by the chairperson is provided to the full Audit Committee for its review in connection with each regularly scheduled Audit Committee meeting.

The Audit Committee has considered and adopted standing pre-approvals under the policy for limited transactions with related persons. Pre-approved transactions include:

•

business transactions with other companies at which a related person’s only relationship is as an employee (other than an executive officer), director or less than 10% beneficial owner if the amount of business does not exceed the greater of $1,000,000 or 2% of that entity’s total annual revenues; and

•

contributions to non-profit organizations at which a related person’s only relationship is as an employee (other than an executive officer) or director if the aggregate amount involved does not exceed the lesser of $120,000 or 2% of the non-profit organization’s total annual receipts.

A summary of any new transactions covered by the standing pre-approvals described above is provided to the Committee for its review in connection with each regularly scheduled meeting of the Committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the year ended May 30, 2008 with management. The Audit Committee has discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 114, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

The Audit Committee also has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), as adopted by the PCAOB in Rule 3600T, and the Audit Committee has discussed with Deloitte & Touche LLP their independence.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended May 30, 2008 for filing with the United States Securities and Exchange Commission.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

D. Scott Mercer (Chairperson)

Gordon A. Campbell

Donna L. Dubinsky

AUDIT AND RELATED FEES

In September 2002, the Audit Committee of Palm’s board of directors adopted policies and procedures for pre-approving all audit and permissible non-audit services performed by Deloitte & Touche LLP. Under these policies, the Audit Committee pre-approves the use of audit and specific permissible audit-related and non-audit services up to an aggregate dollar limit. All such audit, audit-related, tax and non-audit services provided to Palm by Deloitte & Touche, LLP since September 2002 have been pre-approved by the Audit Committee in accordance with its policies and procedures.

The following table sets forth the audit and related fees for services provided to Palm by Deloitte & Touche LLP for fiscal years 2007 and 2008, respectively.

	Fiscal Year 2007	Fiscal Year 2008
Audit Fees	$1,879,000	$2,020,000
Audit-Related Fees	—	—
Tax Fees	97,000	72,000
All Other Fees	—	—

Total	$1,976,000	$2,092,000

Audit Fees

Audit fees include fees billed to Palm by Deloitte & Touche LLP for the audit of Palm’s annual financial statements included in Palm’s Annual Report on Form 10-K, for the review of the financial statements included in Palm’s quarterly reports on Form 10-Q, for statutory audits of Palm’s foreign subsidiaries, for assistance with the review of various Securities and Exchange Commission filings and for audit of Palm’s internal control over financial reporting.

Audit-Related Fees

There were no audit-related fees billed to Palm by Deloitte & Touche LLP in fiscal years 2007 or 2008.

Tax Fees

Tax fees include fees billed to Palm by Deloitte & Touche LLP for tax planning and advice and tax return preparation services.

All Other Fees

There were no other fees billed to Palm by Deloitte & Touche LLP in fiscal years 2007 or 2008.

PROPOSAL NO. 2

RATIFICATION OF DELOITTE & TOUCHE LLP

The Audit Committee has appointed Deloitte & Touche LLP as the independent registered public accounting firm of Palm for the fiscal year ending May 29, 2009. Deloitte & Touche LLP served in such capacity for fiscal year 2008. A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be given the opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions.

Palm’s bylaws do not require that the stockholders ratify the appointment of Deloitte & Touche LLP as Palm’s independent registered public accounting firm. However, Palm is submitting the appointment of Deloitte & Touche LLP to stockholders for ratification as a matter of good corporate governance. If stockholders do not ratify the appointment, the Audit Committee will reconsider whether to retain Deloitte & Touche LLP. Even if the appointment is ratified, the Audit Committee of Palm in its discretion may change the appointment at any time during the year if the Committee determines that such a change would be in the best interests of Palm and its stockholders.

Vote Required

The affirmative vote of a majority of the shares of common stock and Series B Preferred Stock (on an as-converted to common stock basis) present in person or represented by proxy and voting on the matter together as a single class is necessary for approval of this proposal.

Recommendation of the Board of Directors

The board of directors unanimously recommends a vote “FOR” ratification of the appointment of Deloitte & Touche LLP as Palm’s independent registered public accounting firm for the fiscal year ending May 29, 2009.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT

THE NEXT PALM ANNUAL MEETING

Proposals of Palm stockholders that are intended for inclusion in Palm’s proxy statement relating to the 2009 Annual Meeting of the Stockholders of Palm must be received by Palm at its offices at 950 W. Maude Avenue, Sunnyvale, California 94085, Attn: Corporate Secretary not later than April 16, 2009 and must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals in order to be included in Palm’s proxy statement for that meeting. Stockholder proposals that are not intended to be included in Palm’s proxy materials for such meeting but that are intended to be presented by the stockholder from the floor are subject to the advance notice procedures described below under “Transaction of Other Business at the Palm Annual Meeting.”

TRANSACTION OF OTHER BUSINESS AT THE PALM ANNUAL MEETING

At the date of this proxy statement, the only business that the board of directors of Palm intends to present or has received notice that others will present at the Annual Meeting is as set forth above. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

Any stockholder may present a matter or nominate a director candidate from the floor for consideration at an annual meeting so long as certain procedures are followed. Under Palm’s bylaws, as amended, in order for a matter or nomination to be deemed properly presented by a stockholder, timely notice must be delivered to, or mailed and received by, Palm not later than 90 days prior nor earlier than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders (under the assumption that each succeeding annual meeting of stockholders will occur no more than 30 days before or after the anniversary date of the most recent annual meeting of stockholders). In the case of the 2009 Annual Meeting of Stockholders, notice must be delivered to, or mailed and received by, Palm by July 3, 2009, but no earlier than June 3, 2009. Any notice of a stockholder proposal or nomination received by Palm after July 3, 2009 or before June 3, 2009 will be considered untimely. The stockholder’s notice must set forth the information specified in our bylaws. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

DELIVERY OF DOCUMENTS TO PALM STOCKHOLDERS SHARING AN ADDRESS

Certain Palm stockholders who share an address are being delivered only one copy of the Notice of Internet Availability of Proxy Materials and/or this proxy statement unless Palm or one of its mailing agents has received contrary instructions.

Upon the written or oral request of a Palm stockholder at a shared address to which a single copy of the Notice of Internet Availability of Proxy Materials and/or this proxy statement were delivered, Palm will promptly deliver a separate copy of such documents to the requesting Palm stockholder. Written requests should be made to Palm, Inc., Attention: Investor Relations, 950 W. Maude Avenue, Sunnyvale, California 94085 and oral requests may be made by calling Investor Relations of Palm at (408) 617-7300. In addition, Palm stockholders who wish to receive a separate copy of Palm’s proxy statements and annual reports in the future should notify Palm either in writing addressed to the foregoing address or by calling the foregoing telephone number.

Palm stockholders sharing an address who are receiving multiple copies of Palm’s Notice of Internet Availability of Proxy Materials and/or proxy statements and annual reports may request delivery of a single copy of such documents by writing Palm at the address above or calling Palm at the telephone number above.

palm

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MR A SAMPLE

DESIGNATION (IF ANY)

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000000000.000000 ext

000000000.000000 ext

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000000000.000000 ext

000000000.000000 ext

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Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:00 p.m., Central Time, on September 30, 2008.

Vote by Internet

Log on to the Internet and go to www.investorvote.com/PALM

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 123456 C0123456789 12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. A proposal to elect two Class III directors to serve a three-year term expiring in 2011.

For Withhold For Withhold

01—Edward T. Colligan 02—D. Scott Mercer

2. A proposal to ratify the appointment of Deloitte & Touche LLP as Palm’s independent registered public accounting firm for the fiscal year ending May 29, 2009.

For Against Abstain

B Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance

Mark box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please date and sign exactly as your name or names appear herein. For joint accounts, each owner should sign. Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized person. Persons signing in a fiduciary capacity should indicate their full title in such capacity.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

palm

Proxy — PALM, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Edward T. Colligan and Mary E. Doyle, and each of them, as proxyholders and attorneys-in-fact of the undersigned, with full power of substitution, to vote all shares of stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Palm, Inc., to be held at 950 W. Maude Avenue, Sunnyvale, California 94085 on Wednesday, October 1, 2008 at 11:00 a.m., local time, and at any postponement or adjournment thereof, with all the powers that the undersigned would have if personally present at the meeting. The undersigned hereby acknowledges receipt of the notice of annual meeting and proxy statement and a copy of Palm’s Annual Report for the fiscal year ended May 30, 2008.

This proxy, when properly executed and returned, will be voted in the manner directed herein by the undersigned stockholder. IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED: “FOR” ALL OF PALM’S NOMINEES FOR CLASS IlI DIRECTORS (ITEM 1) AND “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE AND TOUCHE LLP AS PALM’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MAY 29, 2009 (ITEM 2). WHETHER OR NOT DIRECTION IS MADE, THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED IN THE DISCRETION OF THE PROXYHOLDERS ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF. THE UNDERSIGNED HEREBY REVOKES ALL PROXIES PREVIOUSLY GIVEN BY THE UNDERSIGNED WITH RESPECT TO THE SHARES OF STOCK REPRESENTED BY THIS PROXY AND ENTITLED TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS OR AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.